EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
by and among
MARTIN OPERATING PARTNERSHIP L.P.
and
NUSTAR LOGISTICS, L.P.
OCTOBER 14, 2016

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1
1.1	Purchased Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	6
1.5	Closing	7
1.6	Reimbursable Capital Expenditure Amount and Prepaid Asset Payment	7
1.7	Taxes; Apportionments; Post-Closing Adjustments	8
1.8	Closing	10
1.9	Closing Deliveries	10
1.10	Casualty and Condemnation Loss	12

ARTICLE II REPRESENTATIONS OF THE SELLER		13
2.1	Organization	13
2.2	Execution and Delivery	13
2.3	Authority	13
2.4	No Conflicts	14
2.5	Governmental Approvals and Filings	14
2.6	Absence of Changes	14
2.7	Taxes	15
2.8	Legal Proceedings	16
2.9	Compliance With Laws and Orders	16
2.1	Real Property	16
2.11	Tangible Property; Purchased Assets	17
2.12	Material Contracts	17
2.13	Assigned Licenses	17
2.14	Insurance	18
2.15	Environmental Matters	18
2.16	No Powers of Attorney	18
2.17	Labor Matters	19
2.18	Employee Benefits	19
2.19	No Brokers or Finders	19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		19
3.1	Organization	20
3.2	Execution and Delivery	20
3.3	Authority	20
3.4	No Conflicts	20
3.5	Governmental Approvals and Filing	21
3.6	Sufficiency of Funds	21
3.7	Legal Proceedings	21
3.8	Solvency	21
3.9	No Brokers or Finders	21
3.1	Independent Investigation	21

ARTICLE IV COVENANTS		22
4.1	Confidentiality	22
4.2	Cooperation by the Parties	22
4.3	Transferred Employees	24
4.4	WARN Obligation	26
4.5	HSR Act	27
4.6	Third Party Consents and Approvals	28
4.7	Conduct of Business Prior to the Closing	29
4.8	Fulfillment of Conditions to Closing	30
4.9	Exclusivity	31
4.1	Public Announcements	31
4.11	Further Assurances	32
4.12	Preservation of Books and Records	32
4.13	Schedule Updates	32
4.14	Seller Names	32
4.15	Easement Survey	33

ARTICLE V INDEMNIFICATION		33
5.1	Indemnification by the Seller	33
5.2	Indemnification by the Purchaser	33
5.3	Procedures for Indemnification	34
5.4	Survival	35
5.5	Limitations on Indemnification	36
5.6	Inconsistent Provisions	36
5.7	SCOPE AND EXPRESS NEGLIGENCE AND STRICT LIABILITY	36
5.8	Tax Treatment of Indemnity Payments	37
5.9	Exclusive Remedy	37
5.1	Waiver of Certain Damages	37
5.11	Waiver of Other Representations	38
5.12	Environmental Matters	38
5.13	Other Matters	40

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		40
6.1	Conditions to Obligations of All Parties	40
6.2	Conditions to Obligations of the Purchaser	40
6.3	Conditions to Obligations of the Seller	41

ARTICLE VII TERMINATION		42
7.1	Right of Termination	42
7.2	Effect of Termination	43

ARTICLE VIII MISCELLANEOUS		43
8.1	Expenses	43
8.2	Notices	43
8.3	Amendments	44

8.4	Disclosure Schedule	44
8.5	Waiver	45
8.6	Headings	45
8.7	Nonassignability	45
8.8	Parties in Interest	45
8.9	Counterparts	45
8.1	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	46
8.11	Severability	46
8.12	Entire Agreement	46
8.13	Interpretation	46
8.14	Signing Deliveries	47
8.15	Specific Performance	47

ARTICLE IX DEFINITIONS		47
9.1	Definitions	47

Exhibits
Exhibit A    Form of Bill of Sale
Exhibit B    Form of Special Warranty Deed
Exhibit C    Form of Lease Assignments
Exhibit D    Form of Assigned Easements Assignment
Exhibit E    Form of Transition Services Agreement
Exhibit F    Side Agreement
Exhibit G    Parent Guarantees
Schedules
Schedule 1.1(a)(i)    Fee Property
Schedule 1.1(a)(ii)    Assigned Easements
Schedule 1.1(a)(iii)    Leased Real Property
Schedule 1.1(a)(iv)     Tangible Property
Schedule 1.1(a)(vi)     Assigned Licenses
Schedule 1.1(a)(vii)     Assigned Contracts
Schedule 1.1(a)(viii)    Prepaid Assets
Schedule 1.1(a)(ix)    Software
Schedule 1.1(a)(xiii)    Net TxDOT Cash Calculation
Schedule 1.2(j)     Excluded Assets
Schedule 1.3(h)    Assumed Liabilities
Schedule 1.6(a)(i)    CCCT Tank Repairs
Schedule 1.6(a)(ii)    Reimbursable Capital Expenditure Amount
Schedule 1.6(b)    Prepaid Asset Payment
Schedule 1.7(e)    Prepaid Asset Payment
Schedule 1.9(a)(vi)    Closing Consents
Schedule 1.10        Casualty Events
Schedule 4.3        Business Employees
Schedule 4.7        Conduct of Business Prior to Closing
Schedule 9.1        Permitted Liens
Disclosure Schedule
Section 2.4         Consents; No Conflicts
Section 2.5         Governmental Approvals
Section 2.6         Absence of Changes
Section 2.8        Actions and Proceedings
Section 2.9        Compliance with Laws and Orders
Section 2.10(a)     Fee Property
Section 2.10(b)    Leased Real Property
Section 2.10(c)    Assigned Easements
Section 2.10(d)    Real Property Used for Business
Section 2.11         Tangible Personal Property
Section 2.12(a)    Material Contracts
Section 2.12(b)    Material Contract Defaults
Section 2.13(a)    Material Licenses

Section 2.13(b)     License Defaults
Section 2.14         Insurance
Section 2.15         Environmental Matters
Section 2.15(b)    Environmental Permits
Section 2.18        Employee Benefits
Section 2.19        Brokers or Finders

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 14, 2016 (the “Effective Date”), is entered into by and among Martin Operating Partnership L.P., a Delaware limited partnership (the “Seller”), and NuStar Logistics, L.P., a Delaware limited partnership (the “Purchaser”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.” In addition to the terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings set forth in Article IX.
RECITALS
WHEREAS, the Seller is currently engaged in the Business;
WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Purchased Assets;
WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to assume from the Seller, and the Seller desires to assign to the Purchaser, the Assumed Liabilities; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.
NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE
1.1    Purchased Assets.

(a)Upon the terms and subject to the conditions contained in this Agreement, at the Closing, in exchange for the consideration described in Section 1.5 and the Purchaser’s assumption of the Assumed Liabilities, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall acquire and accept from the Seller, the Seller’s right, title and interest in, to and under the following assets and properties of the Seller, free and clear of all Liens, except Permitted Liens, but excluding the Excluded Assets (collectively, the “Purchased Assets”):

(i)all tracts or parcels of real property listed and described in Schedule 1.1(a)(i), together with (A) all appurtenances and reversionary rights attributable thereto; (B) all claims or demands whatsoever of the Seller either in law or in equity in or to such real property; (C) all buildings, improvements and fixtures of every type and description owned by the Seller and located on or affixed or attached to such real property (collectively, the “Fee Property”);

(ii)all easements, licenses, rights-of-way, and other similar real property rights and interests that are listed on Schedule 1.1(a)(ii) (the “Assigned Easements”);

(iii)all real property primarily related to, primarily used by or held primarily for use in connection with the Business in which the Seller holds a leasehold interest (the “Leased Real Property”) pursuant to a lease that is described on Schedule 1.1(a)(iii) (each, a “Real Property Lease”);

(iv)all tangible assets, personal property, equipment and spare parts, owned or leased by the Seller that are primarily related to, primarily used by or intended primarily for use in connection with the ownership or operation of the Business, and are necessary for the continued operation of the Business consistent with the operation of the Business as of the date hereof, including those items listed in Schedule 1.1(a)(iv) (the “Tangible Property”);

(v)any and all of the Seller’s Books and Records that relate solely to the Purchased Assets or Assumed Liabilities (the “Assigned Books and Records”); provided, however, such Assigned Books and Records shall not include (A) any proprietary data that is not solely used in connection with the Business, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, (C) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Business, and the Parties enter a mutually agreeable joint defense agreement related thereto, (D) bids received from and records of negotiations with third parties relating to the sale of the Purchased Assets, or (E) any information relating to the Excluded Assets or the Excluded Liabilities;

(vi)to the extent assignable, the Seller’s Licenses that are primarily related to, primarily used by or held primarily for use in connection with the ownership or operation of the Business, and are necessary for the continued operation of the Business consistent with the operation of the Business as of the date hereof, including those listed in Schedule 1.1(a)(vi) (the “Assigned Licenses”);

(vii)the Contracts to which the Seller is a party and that are primarily related to, primarily used by or held primarily for use in connection with the Business, including those listed in Schedule 1.1(a)(vii) (the “Assigned Contracts”);

(viii)all prepaid items, deposits, and other similar assets of the Seller that are solely related to, solely used by or held solely for use in connection with the ownership or operation of the Business, including those set forth on Schedule 1.1(a)(viii) (the “Prepaid Assets”);

(ix)all administrative systems, equipment and facilities owned or leased by the Seller that are solely related to, solely used by or intended to be solely used for or in connection with or support of the ownership and operation of the Business, including all computer hardware and software (including the software listed on Schedule 1.1(a)(ix)), systems and information technology infrastructure, all inventory and accounting systems and all telephone and communications systems, which are solely related to, solely used or intended to be solely used, for or in connection with or in support of the ownership and operation of the Business;

(x)all liens and security interests in favor of the Seller, whether choate or inchoate, under any Law, rule or regulation primarily arising from the ownership or operation of the Business (other than those related to the Pre-Closing Receivables);

(xi)all of the Seller’s rights and interests in any other intangible assets that are related solely to, solely used by or held solely for use in connection with the ownership or operation of the Business;

(xii)all of the Seller’s rights and interest pertaining to any counterclaims, set-offs, third party indemnities or defenses that the Seller may have solely with respect to the Assumed Liabilities or the Purchased Assets;

(xiii)the Net TxDOT Cash, as defined and set forth on Schedule 1.1(a)(xiii); and

(xiv)all other Assets and Properties owned, leased or licensed by the Seller (other than the Excluded Assets), whether or not reflected on the Books and Records of the Seller, that are solely related to, solely used by or held solely for use in connection with the Business, wherever located, and that are necessary for the continued operation of the Business consistent with the operation of the Business as of the date hereof.

(b)The Parties acknowledge and agree that the crude, condensates and refined products located in the Purchased Assets are owned by customers of the Business and are not owned by the Seller, and thus do not constitute Purchased Assets.

1.2    Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Seller will retain ownership of all Assets and Properties of Seller not specifically identified or described in Section 1.1 as Purchased Assets, including all rights of the Seller under this Agreement and the following (collectively, the “Excluded Assets”):
(a)all cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description (other than the Net TxDOT Cash);

(b)investments in marketable securities;

(c)equity interests in any Person;

(d)all Books and Records of the Seller other than the Assigned Books and Records;

(e)copies of all personnel Books and Records that the Seller is required by applicable Law to retain in its possession;

(f)all intellectual property rights relating to the Business (other than the software set forth on Schedule 1.1(a)(ix)), including all right, title and interest in and to the name “Martin,” “Martin Operating Partnership” and “Martin Midstream,” including all derivations thereof and all goodwill associated with or appurtenant to any of the foregoing;

(g)all of the Seller’s rights and interest pertaining to any counterclaims, set-offs, third party indemnities or defenses that the Seller may have with respect to the Excluded Assets and Excluded Liabilities;

(h)all insurance policies and any proceeds therefrom;

(i)all trade accounts receivable and other rights to payment from customers of the Seller with respect to the Business, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Seller with respect to the Business, and all other accounts receivable of the Seller to the extent relating to the Business and the full benefit of all security for such accounts, and any claim, remedy or other right related to any of the foregoing arising out of the operation of the Business; notwithstanding the foregoing, it being understood that in all cases, only to the extent such receivables relate to, or arise out of, or are attributable or allocable to, products or services provided by the Seller prior to the Closing, whether billed or unbilled (the “Pre-Closing Receivables”);

(j)the Assets and Properties listed in Schedule 1.2(j);

(k)(i) all attorney-client privilege and attorney work product protection of the Seller and its Affiliates arising as a result of outside legal counsel and in-house legal counsel representing the Seller and its Affiliates in connection with or relating to the Excluded Assets, the Excluded Liabilities or negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) all documents maintained by outside legal counsel and in-house legal counsel as a result of representation of the Seller and its Affiliates in connection with the Excluded Assets, the Excluded Liabilities or the negotiation, preparation, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (iii) all documents subject to any attorney-client privilege and attorney work product protection of the Seller and its Affiliates as a result of outside legal counsel and in-house legal counsel representing the Seller and its Affiliates in connection with or relating to the Excluded Assets, the Excluded Liabilities or negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(l)all administrative systems, equipment and facilities owned or leased by the Seller that are not solely related to, not solely used by or not intended to be solely used for or in connection with or support of the ownership and operation of the Business, including all computer hardware and software, systems and information technology infrastructure, all inventory and accounting systems and all telephone and communications systems, which are not solely related to, not solely used or not intended to be solely used, for or in connection with or support of the ownership and operation of the Business; and

(m)all other Assets and Properties of the Seller that are not primarily related to, primarily used by or held primarily for use in connection with the Business.

1.3    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at Closing, the Purchaser shall assume from the Seller (and thereafter pay, perform, discharge when due, and otherwise satisfy in accordance with their respective terms), and the Seller shall irrevocably convey, transfer and assign to the Purchaser, all Liabilities that relate to, arise out of or are attributable to the Business or the ownership or operation of the Purchased Assets, regardless of whether such Liabilities arose prior to, on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”). Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall include all Liabilities (other than Excluded Liabilities) arising from, related to or that are attributable to:

(a)any condition, event, circumstance, activity, practice, incident, action or omission existing or occurring prior to or after Closing on or under or attributable to the Purchased Assets or the Business that has resulted or may result in any Environmental Action;

(b)the use, storage, disposal or treatment, or the transportation for storage, disposal or treatment, of Hazardous Materials prior to or after the Closing on or under or attributable to, the Purchased Assets or the Business;

(c)the presence or Release of any Hazardous Materials on or under the Purchased Assets prior to or after the Closing, including any Liabilities associated with the exposure of any Person to Hazardous Materials as a result of the operation of the Business or the Purchased Assets;

(d)violations of or other impositions of Liability under Law, including Environmental Laws, attributable to the Purchased Assets or the Business after the Closing;

(e)Assigned Contracts, Assigned Licenses, the Real Property Leases or the Assigned Easements;

(f)any Business Employee or former employee or independent contractor who is or was employed by, provides or provided services to the Seller or any of its Affiliates in connection with the Business and whose services are or were primarily related to the Business, including, without limitation, wages, salaries, federal withholding and social security taxes, worker’s compensation, unemployment compensation, employee benefit plans, termination costs and accrued vacation, in any way relating to events occurring on or prior to the Closing, other than the Pre-Closing Wages/Vacation (collectively, the “Employee Liabilities”);

(g)Claims that pertain to the ownership, operation or conduct of the Business or the Purchased Assets, arising from any acts, omissions, events, conditions, activities, practices, incidents or circumstances occurring on or before Closing or relating to or attributable to the period ending on or before the Closing; and

(h)the items listed on Schedule 1.3(h).

The Parties acknowledge and agree that, as between the Seller and the Purchaser (for purposes of this Agreement, including Article V), the Assumed Liabilities include Liabilities arising from, related to or that are attributable to the Assigned Contracts, the Real Property Leases, the Assigned Easements or the Assigned Licenses, even if the express terms of any Assigned Contracts, the Real Property Leases, the Assigned Easements or the Assigned Licenses or any assignment agreements or Third Party Consents executed in connection with Closing, state that the Seller remains liable, responsible or obligated for any such Assumed Liabilities. Liabilities arising from, related to or that are attributable to clauses (a), (b), (c), with respect to Environmental Laws, clause (d) above, are collectively referred to herein as “Environmental Liabilities.”
1.4    Excluded Liabilities. The Seller is retaining the following Liabilities (collectively, the “Excluded Liabilities”):

(a)Liabilities to the extent arising out of any Excluded Assets;

(b)Retained Tax Liabilities;

(c)Liabilities (other than Environmental Liabilities) to the extent arising out of violations of Laws (other than Environmental Laws) by the Seller prior to Closing;

(d)Liabilities (other than Environmental Liabilities) to the extent arising out of breaches by the Seller of its obligations under the Assigned Contracts, Assigned Licenses, Assigned Easements or Real Property Leases prior to Closing;

(e)trade accounts payable arising in the ordinary course of business and relating to the Business or the Purchased Assets, but in all cases, only to the extent such payables directly arise out of, or are attributable or allocable to, products or services provided to the Seller prior to the Closing, subject to Section 1.6(a) (the “Pre-Closing Payables”), which for purposes of clarity, Pre-Closing Payables shall not include any trade payables arising out of Seller’s obligations under the Dock 15 Lease, which shall be Assumed Liabilities;

(f)Pre-Closing Wages/Vacation; and

(g)all Indebtedness of the Business prior to the Closing Date.

Notwithstanding anything to the contrary set forth herein, Environmental Liabilities shall be Assumed Liabilities, not Excluded Liabilities.
1.5    Closing. At the Closing, (a) the Purchase Price shall be paid by the Purchaser in cash by wire transfer of immediately available funds to an account or accounts designated by the Seller prior to Closing and (b) the Net TxDOT Cash shall be paid by the Seller in cash by wire transfer of immediately available funds to an account or accounts designated by the Purchaser prior to Closing. The aggregate purchase price for the Purchased Assets shall be an amount equal to One Hundred and Seven Million Dollars ($107,000,000), plus the Reimbursable Capital Expenditure Amount, plus the Prepaid Asset Payment (the “Purchase Price”).

1.6    Reimbursable Capital Expenditure Amount and Prepaid Asset Payment.

(a)Reimbursable Capital Expenditure Amount.

(i)From the Effective Date, until the Closing or termination of this Agreement, the Seller shall use its commercially reasonable efforts to perform or cause to be performed the CCCT Tank Repairs, in accordance with, and at the direction of, the Purchaser; provided, however, (i) the Seller shall not be required to take any actions or cause another Person to take any actions that violate any Law or Contract and (ii) the Seller shall not be required to take any actions or cause another Person to take any actions that are not reasonable, as determined by the Seller in its reasonable discretion. The Purchaser shall release, indemnify, defend and hold harmless the Seller, and its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses, including those attributable to personal injury, death or physical or other property damage, to the extent arising out of, resulting from, or relating to any CCCT Tank Repairs performed or caused to be performed by Seller in accordance with Purchaser’s directions pursuant to this Section 1.6.

(ii)At Closing, the Seller shall deliver to the Purchaser a calculation of the Reimbursable Capital Expenditure Amount, which shall be attached hereto as Schedule 1.6(a)(ii), together with reasonably detailed supporting information. The “Reimbursable Capital Expenditure Amount” is an amount equal to any third party payments made, or costs incurred, by the Seller or its Affiliates (including any Pre-Closing Payables) with respect to the CCCT Tank Repairs between July 1, 2016 and the Closing Date. The Reimbursable Capital Expenditure Amount shall not exceed $5,600,000 (the “Reimbursement Cap”) without the written consent of the Purchaser.

(iii)Notwithstanding anything to the contrary in this Agreement: (a) the Seller is not required to make any capital expenditures with respect to the CCCT Tank Repairs, (b) the Seller is not liable to the Purchaser if the cost and expense of the CCCT Tank Repairs exceed the Reimbursement Cap, as the Reimbursement Cap is only intended to limit the amount reimbursed to the Seller pursuant to this Section 1.6(a) and for no other purpose and (c) the Parties acknowledge and agree that the Reimbursement Cap is not a representation or warranty as to the cost and expense required to complete the CCCT Tank Repairs or any matters arising out of or related to the CCCT Tank Repairs.

(b)Prepaid Asset Payment. At Closing, the Seller shall deliver to the Purchaser, the Seller’s good faith calculation of the Prepaid Asset Payment, which shall be attached hereto as Schedule 1.6(b), together with reasonably detailed supporting information. The “Prepaid Asset Payment” is an amount equal to the portion of the Prepaid Assets that are attributable or allocable to the period of time from and after Closing.

1.7    Taxes; Apportionments; Post-Closing Adjustments.

(a)All sales, use, transfer, filing, recordation, registration and similar Taxes and fees (“Transfer Taxes”) arising from or associated with the transactions contemplated by this Agreement, whether levied on the Seller or the Purchaser or their respective Affiliates, shall be paid by the Purchaser and the Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates (and their stockholders, members, partners, directors, managers, officers, employees and agents), from and against all such Taxes and fees, including any and all legal costs associated with them, and the Purchaser shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

(b)Within one hundred twenty (120) days after Closing, the Purchaser shall prepare and deliver to the Seller for its review and approval (a) an allocation of that portion of the Purchase Price and the Assumed Liabilities attributable to the sale of the Purchased Assets consistent with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”), and (b) a draft IRS Form 8594 (Asset Allocation Statement) consistent therewith. Any disputes with respect to such Allocation that cannot be resolved by the Parties within thirty (30) days after the Purchaser’s delivery of such allocation to the Seller shall be referred to a large nationally recognized accounting firm mutually acceptable to the Purchaser and the Seller and who is independent of the Purchaser, Seller and their respective Affiliates (the “Accounting Firm”), for review and final determination by such Accounting Firm. If the Seller and the Purchaser are unable to agree on the Accounting Firm within ten (10) days, each will select a large nationally recognized firm of independent public accountants, who will then select a third large nationally recognized firm of independent public accountants who is independent of the Purchaser, Seller and their respective Affiliates, which third firm will then serve as the sole Accounting Firm hereunder. All expenses of the Accounting Firm shall be shared by the Seller and the Purchaser equally. The Parties agree (a) to file IRS Form 8594 (Asset Allocation Statement), as well as any similar statement or local form consistently with the Allocation, in each case as agreed or determined by the Accounting Firm, and (b) that neither the Seller nor the Purchaser or any of their respective Affiliates or direct or indirect owners shall take a position on any Tax Return, or in any Tax audit that is in any manner inconsistent with the terms of the Allocation, except as required by applicable Law. If, contrary to the intent of the Parties hereto as expressed in this Section 1.7(b), any Governmental or Regulatory Authority makes or proposes an allocation inconsistent with the Allocation as provided in this Section 1.7(b), the Seller and the Purchaser shall reasonably cooperate with each other in good faith to contest such Governmental or Regulatory Authority’s allocation (or proposed allocation); provided, however, that, after consultation with the Party (or Parties) adversely affected by such allocation (or proposed allocation), the other Party (or Parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests. The Parties hereto will promptly inform one another of any challenge by any Governmental or Regulatory Authority to any allocation made pursuant to this Section 1.7(b) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge

(c)The Seller shall retain responsibility for, and shall bear and pay, all Retained Tax Liabilities. Without limiting the generality of the foregoing, the Seller shall timely file all Tax Returns required to be filed with respect to Asset Taxes, or otherwise relating to the Purchased Assets or the Business, for any Pre-Closing Tax Periods due on or before the Closing Date, or that otherwise relate solely to Tax periods ending before the Closing Date, and the Seller shall timely pay all Taxes owed with respect thereto.

(d)From and after the Closing Date, the Purchaser shall timely file any Tax Return with respect to Asset Taxes required to be filed after the Closing Date, including Tax Returns for any Tax periods that include but do not end on the Closing Date (a “Straddle Period”). Not later than thirty (30) days prior to the due date of any Straddle Period Tax Return, Purchaser shall deliver a copy of such Tax Return to Seller for its review and comment. Not later than twenty (20) days prior to the due date for the filing of such Tax Return (including any extensions), Seller will notify Purchaser of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Seller may have to any items set forth on such draft Tax Return. Purchaser and Seller agree to consult and resolve in good faith any such objection. In the event the Parties are unable to resolve any objections within ten (10) days following the delivery of written notice by Seller of such objections, Seller and Purchaser shall jointly request the Accounting Firm to resolve any issue in dispute at least seven (7) days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Purchaser and Seller shall instruct the Accounting Firm to make its determination based solely on presentations by Purchaser and Seller (i.e., not on the basis of an independent review). The Accounting Firm’s determination shall be final and binding on the Parties effective on the date the Accounting Firm delivers its final resolution in writing to the Purchaser and Seller, and all fees and expenses of the Accounting Firm for such determination shall be allocated between Purchaser and Seller so as to approximate the extent to which the Parties’ submitted differences were, on a net basis, different from the amount finally resolved by the Accounting Firm (as an illustration, this sentence would result in apportionment between both Parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the Accounting Firm). Purchaser shall timely file or cause to be filed all Straddle Period Tax Returns at its sole cost and expense. Purchaser shall not amend or permit to be amended any Straddle Period Tax Returns to the extent that the Seller would be adversely affected by such amendment without the prior written consent of the Seller. For the purposes of any Straddle Period, responsibility for Asset Taxes shall be allocated to and borne by the Seller: (i) in the case of any Asset Tax not described in clause (ii) below that is based upon income or receipts or imposed on a transactional basis such as production Taxes, the amount of such Asset Tax that is attributable to the Pre-Closing Tax Period portion of such Straddle Period, determined on an interim closing of the books as of the Closing Date and (ii) in the case of any such ad valorem, property or similar Asset Tax pertaining to a Straddle Period, the portion of such Asset Tax determined by multiplying the total amount of such Asset Tax for such Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period ending on the day immediately prior to the day on which the Closing Date occurs and the denominator of which is the number of days in the entire Straddle Period. All Asset Taxes for any Straddle Period not described in the preceding sentence with respect to the ownership or operation of the Purchased Assets shall be allocated to and borne by the Purchaser. Notwithstanding anything to the contrary herein, any Asset Taxes paid or payable with respect to the Purchased Assets shall be allocated to the Tax period allocable to the ownership of the Purchased Assets regardless of when such Taxes are assessed. Upon final determination of the actual amount of Asset Taxes, the Parties shall reimburse one another as necessary to cause the appropriate Party to bear the Asset Taxes allocable to such Person under this Section 1.7(d) within 15 Business Days of such final determination.

1.8    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Houston, Texas time, on a date to be specified by the Parties no later than the third (3rd) Business Day after the last of the conditions to Closing set forth in Article VI have been fully satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, which conditions shall be capable of satisfaction), at the offices of Locke Lord LLP, 600 Travis, Suite 2800, Houston, Texas 77002, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, that the Parties need not attend the Closing in person, and the delivery of all documents and funds as described in Section 1.9 may be handled by wire transfer and electronic mail. Subject to the occurrence of the Closing, all transactions hereunder shall be deemed to have occurred as of 12:01 a.m., Houston, Texas time, on the Closing Date.

1.9    Closing Deliveries.

(a)At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(i)the Net TxDOT Cash (as defined on Schedule 1.1(a)(xiii));

(ii)a bill of sale, assignment and assumption agreement, in substantially the form attached hereto as Exhibit A, effecting the assignment by the Seller to the Purchaser of the Purchased Assets and the assumption by the Purchaser of the Assumed Liabilities (the “Bill of Sale”), duly executed by the Seller;

(iii)a special warranty deed, in substantially the form attached hereto as Exhibit B (the “Deed”), each duly executed by the Seller;

(iv)an assignment of lease agreement, in substantially the form attached hereto as Exhibit C, but subject to any mutually agreed upon modifications required by the lessors under the lease agreement (the “Lease Assignments”), effecting the assignment by the Seller to the Purchaser of the Real Property Leases, duly executed by the Seller;

(v)an assignment of easements agreement, in substantially the form attached hereto as Exhibit D, but subject to any mutually agreed upon modifications required by the grantors under each assigned easement, (the “Assigned Easements Assignment”), effecting the assignment by the Seller to the Purchaser of the Assigned Easements, duly executed by the Seller;

(vi)duly executed copies of the Third Party Consents that are listed in Schedule 1.9(a)(vi) (the “Closing Consents”);

(vii)a certification of the Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b);

(viii)copies of all financing statement terminations, Lien releases or other documentation, in form and substance reasonably satisfactory to the Purchaser, necessary to remove any Liens (other than Permitted Liens) applicable to the Purchased Assets; provided, further, that such documentation may state that such financing statement terminations or Lien releases may be filed after receipt of the payment of the Indebtedness necessary to remove the Liens or within a reasonable time period following the Closing;

(ix)the Seller’s Bring Down Certificate;

(x)a transition services agreement, in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by the Seller; and

(xi)a certificate of good standing, or the equivalent, with respect to the Seller, issued by the Secretary of State of the State of Delaware, dated within ten (10) days of the Closing Date.

(b)At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller:

(i)the Purchase Price;

(ii)the Bill of Sale, duly executed by the Purchaser;

(iii)the Lease Assignments, duly executed by the Purchaser;

(iv)the Assigned Easements Assignment, duly executed by the Purchaser;

(v)the Purchaser’s Bring Down Certificate;

(vi)the Transition Services Agreement, duly executed by the Purchaser; and

(vii)a certificate of good standing, or the equivalent, with respect to the Purchaser, issued by the Secretary of State of the State of Delaware, dated within ten (10) days of the Closing Date.

1.10    Casualty and Condemnation Loss.

(a)    Except as set forth on Schedule 1.10, if, after the date of this Agreement but prior to the Closing Date, any portion of the Purchased Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each such event, a “Casualty Event”):

(i)if the damages directly caused by such Casualty Event are less than $5,350,000 in the reasonable judgment of the Seller, the Purchaser shall nevertheless be required to close (subject to the satisfaction or waiver of the conditions to Closing set forth in Article VI not related to the Casualty Event) and the Seller shall have no obligation to repair or restore the subject Purchased Assets or pay any amounts to the Purchaser with respect thereto, other than paying to the Purchaser any insurance proceeds and condemnation awards actually received by the Seller with respect thereto; provided, however, that the Seller shall reserve and retain (and the Purchaser shall assign to Seller) all rights, title, interests and Claims against third parties for the recovery of the Seller’s and its Affiliates’ unpaid insurance proceeds, awards and other rights and costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting rights in connection with such Casualty Event; and

(ii)if the damages directly caused by such Casualty Event equal or exceed $5,350,000 in the reasonable judgment of the Seller, the Purchaser shall nevertheless be required to close (subject to the satisfaction or waiver of the other conditions to Closing set forth in Article VI not related to the Casualty Event) and the Seller shall elect by prompt written notice to the Purchaser prior to Closing either: (a) to cause the Purchased Assets affected by any Casualty Event to be repaired or restored, at the Seller’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date); or (b) to reduce the Purchase Price by the amount necessary to repair or restore the Purchased Assets to the extent adversely affected by the Casualty Event, and in either case, the Seller shall be entitled to all sums paid to the Seller by third parties by reason of such Casualty Event with respect to the affected Purchased Assets and all rights, title, interests and Claims against third parties arising out of or relating to such Casualty Event.

(b)Notwithstanding anything in the foregoing to the contrary, if the damages directly caused by such Casualty Event equals or exceeds $10,700,000 in the reasonable judgment of the Seller, the Purchaser or the Seller shall have the right, but not the obligation, by notice to the other Party at least three (3) Business Days (unless the loss occurs so close to Closing as to make such notice impracticable) prior to Closing, to terminate this Agreement under Section 7.1(e).

ARTICLE II
REPRESENTATIONS OF THE SELLER

In order to induce the Purchaser to enter into this Agreement, the Seller hereby represents and warrants that the statements set forth below in this Article II are true and correct as of the date hereof, except as set forth in the Disclosure Schedule; provided, however, that notwithstanding anything to the contrary set forth herein, none of the following representations and warranties shall cover or be applicable to the Excluded Easements or Excluded Pipelines or any matter arising out of or relating to the Excluded Easements or Excluded Pipelines.
2.1    Organization. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

2.2    Execution and Delivery. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the general partner of the Seller and the board of managers of MMGP Holdings LLC, and no other action on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and upon the execution and delivery by the Seller of the Transaction Documents to which it is a party, the Transaction Documents will constitute, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms, assuming valid execution and delivery of this Agreement and the Transaction Documents by the Purchaser, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.

2.3    Authority. The Seller has full power and authority to own and operate the Purchased Assets. The Seller is duly qualified, licensed or admitted to do business and is in good standing in the State of Texas.

2.4    No Conflicts. The execution and delivery by the Seller of this Agreement and the Transaction Documents, the performance of its obligations under this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Seller;

(b)subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Assigned Contract, Assigned License, Law or Order applicable to the Seller or any of the Purchased Assets except as would not reasonably be expected to prohibit or be materially adverse to the ability of the Seller to consummate the transactions contemplated hereby; or

(c)except as disclosed in Section 2.4 of the Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon any of the Purchased Assets under any Assigned Contract or Assigned License to which the Seller is a party or by which any of the Purchased Assets are bound.

2.5    Governmental Approvals and Filings. Except for such filings as may be required under the HSR Act, and except as set forth in Section 2.5 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, if the failure to make or obtain the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.6    Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since June 30, 2016, and except as set forth in Section 2.6 of the Disclosure Schedule, there has not been any change, event or development which, individually or together with other such events, would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as set forth in Section 2.6 of the Disclosure Schedule, there has not occurred between the June 30, 2016 and the date hereof:

(a)any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets in an amount exceeding $5,350,000 in the aggregate;

(b)any incurrence of a Lien (other than a Permitted Lien) on any Purchased Asset;

(c)any entering into, or material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Assigned License or Assigned Contract outside of the ordinary course of business;

(d)other than the CCCT Tank Repairs, any capital expenditures or commitments for additions to property, plant or equipment comprising part of the Purchased Assets in an amount exceeding $150,000 in the aggregate; or

(e)any entering into a Contract or committing to do, or engage in, any of the foregoing after the date hereof.

2.7    Taxes.

(a)All Tax Returns required to be filed by or on behalf of the Seller, the nonfiling or late filing of which could result in a Lien or encumbrance on the Purchased Assets or successor or transferee liability for the Purchaser, have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects. All Taxes owed by the Seller or any Affiliate of the Seller, the nonpayment or late payment of which could result in a Lien or encumbrance on the Purchased Assets or successor or transferee liability for the Purchaser, have been timely paid in full. Taxes which the Seller was required by applicable Law to withhold or collect in respect to the Purchased Assets have been withheld or collected and have been paid or are properly held by the Seller for such payment when due and payable.

(b)None of the Purchased Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

(c)There have been no waivers or extensions of any statutes of limitations with respect to Taxes of the Seller which could result in a Lien or encumbrance on the Purchased Assets or successor or transferee liability for the Purchaser. There are no Actions or Proceedings pending, or to the Knowledge of the Seller, threatened, with respect to Taxes or Tax Returns of the Seller, with respect to the Purchased Assets.
This Section 2.7 constitutes the Seller’s sole and exclusive representations regarding Tax matters.
2.8    Legal Proceedings. Except as disclosed in Section 2.8 of the Disclosure Schedule: (a) there are no Actions or Proceedings pending, or, to the Knowledge of the Seller, threatened, against, the Purchased Assets or the Business; and (b) there are no Orders outstanding or, to the Knowledge of the Seller, threatened, against the Purchased Assets (and/or against the Seller with respect to the Purchased Assets) that provide for injunctive relief, or material monetary damages, and that relate to the Purchased Assets or the Business.

2.9    Compliance With Laws and Orders. Except as disclosed in Section 2.9 of the Disclosure Schedule, the Seller is operating and has operated the Purchased Assets within the last two (2) years in compliance in all material respects with applicable Laws and Orders. Except as set forth in Section 2.9 of the Disclosure Schedule, the Seller has not, at any time within the last two (2) years received any written notice that it is or has at any time within the last two (2) years been, in violation of or in default in any material respect under any applicable Law or Order with respect to the Business. This Section 2.9 does not relate to employee or employee benefits matters (which are addressed exclusively in Section 2.17 and Section 2.18), Tax matters (which are addressed exclusively in Section 2.7) or Environmental Laws, Environmental Permits, Hazardous Materials, Environmental Actions and all other environmental matters (which are addressed exclusively in Section 2.15).

2.10    Real Property.

(a)With respect to each parcel of Fee Property, except as set forth in Section 2.10(a) of the Disclosure Schedule: (i) the Seller has good and indefeasible title to the Fee Property, free and clear of any Liens except for Permitted Liens; (ii) there are no pending or, to the Knowledge of the Seller, threatened, condemnation proceedings relating to the Fee Property; and (iii) there are no leases, subleases, Licenses, concessions, easements, servitudes, rights-of-way, encumbrances or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Fee Property. There are no tenants or other parties in possession of any Fee Property. No Person has any right to purchase, or holds any right of first refusal to purchase, the Fee Property.

(b)Except as set forth in Section 2.10(b) of the Disclosure Schedule, each Real Property Lease is in full force and effect and, to the Knowledge of the Seller, is enforceable against the landlord thereto in accordance with its terms.  There exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default) on the part of the Seller, or, to the Knowledge of the Seller, any other party, under any Real Property Lease.

(c)Except as set forth on Section 2.10(c) of the Disclosure Schedule, each Assigned Easement is in full force and effect and, to the Knowledge of the Seller, is enforceable against the grantor thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally) and the Seller is not in material breach or default of any Assigned Easement.

(d)Except as set forth on Section 2.10(d) of the Disclosure Schedule, the Fee Property, the Real Property Leases, Public Docks and the Assigned Easements comprise all of the real property necessary for the operation of the Business as currently conducted as of the date hereof, and the Seller is not a party to any agreement or option granting any third party a right to purchase any of such real property or any interest therein.

2.11    Tangible Property; Purchased Assets. Except as provided in Section 2.11 of the Disclosure Schedule:
(a)The Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all Tangible Property included in the Purchased Assets, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such Tangible Property is free and clear of all Liens, other than Permitted Liens.

(b)The Purchased Assets are sufficient to conduct the operations of the Business as presently conducted in all material respects.

(c)The Tangible Property is in good working condition in all material respects, ordinary wear and tear excepted, and is suitable for the purposes for which it is now being used in the operations of the Business.

2.12    Material Contracts.

(a)Section 2.12(a) of the Disclosure Schedule is a true and complete list of all Material Contracts as of the date hereof. Prior to the date hereof, the Seller has made available to the Purchaser true and complete copies of the Material Contracts. The Material Contracts constitute valid and legally binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto.

(b)Except as set forth on Section 2.12(b) of the Disclosure Schedule, the Seller is not in material default under, and to the Knowledge of the Seller, none of the other parties thereto are in material default under any Material Contract.

2.13    Assigned Licenses.

(a)Except as set forth in Section 2.13(a) of the Disclosure Schedule, the list of Assigned Licenses in Schedule 1.1(a)(vi) is a true and complete list of all material Licenses and pending applications for material Licenses required or used in the operation of the Purchased Assets by the Seller. To the Knowledge of the Seller, each Assigned License is valid, binding and in full force and effect.

(b)Except as set forth on Section 2.13(b) of the Disclosure Schedule, the Seller is not, and the Seller has not received any written notice within the last twelve (12) months that it is, in material default (or with the giving of notice or lapse of time or both, would be in material default) under any Assigned License.

2.14    Insurance. Section 2.14 of the Disclosure Schedule contains a true and complete list of all liability and property insurance policies currently in effect that insure the Purchased Assets or affect or relate to the ownership, use or operation of any of the Purchased Assets and that have been issued to the Seller or its Affiliates (the “Insurance Policies”). Each policy listed in Section 2.14 of the Disclosure Schedule is valid and binding and in full force and effect.

2.15    Environmental Matters. Except as disclosed in Section 2.15 of the Disclosure Schedule:

(a)The Seller is operating and for the previous two (2) years has operated the Purchased Assets in material compliance with all Environmental Laws, and there are no Environmental Actions pending, or to the Seller’s Knowledge, threatened against the Seller for failure to so comply.

(b)The Seller has received all Environmental Permits required to own and operate the Purchased Assets, which permits are set forth on Section 2.15(b) of the Disclosure Schedule, and such Environmental Permits are valid and in effect. The Seller is, and for the preceding two (2) years has been, in material compliance with such Environmental Permits.

(c)To the Seller’s Knowledge, in connection with the Business, the Seller has not disposed of, sent or arranged for the transportation of Hazardous Materials at or to an off-site location, that reasonably would be expected to result in a material Liability or lead to an Environmental Action.

(d)To the Seller’s Knowledge, in connection with the Business, the Seller has not been identified by EPA or similar state authority or any other third party as a potentially responsible party under CERCLA or any similar or analogous state law with respect to any site for which the Seller reasonably would be expected to incur material Liability.

(e)There has not been any Release of Hazardous Materials on, upon, into or from the Fee Property, the Real Property Leases, the Public Docks, the Assigned Easements or otherwise in connection with the Business or the Purchased Assets that was reportable under Environmental Laws and that was caused by Seller, or to Seller’s Knowledge, by any other Person, and for which the Seller reasonably would be expected to incur material Liability.

This Section 2.15 constitutes the Seller’s sole and exclusive representations regarding Environmental Laws, Environmental Permits, Environmental Liabilities, Hazardous Materials, Environmental Actions and all other environmental matters.
2.16    No Powers of Attorney.

The Seller does not have any powers of attorney or comparable delegations of authority outstanding with respect to any Purchased Asset or the Business.
2.17    Labor Matters.

(a)Neither the Seller, nor any of its Affiliates, is a party to any collective bargaining agreement with respect to the Business Employees.

(b)For the two (2) year period preceding the Closing Date, to the Knowledge of the Seller, the Seller or its Affiliates, with respect to the Business Employees, has been and is in material compliance with Laws pertaining to employment, including, but not limited to Laws governing or regarding the payment of wages or other compensation, and employment discrimination and harassment; no Action or Proceeding is pending, or, to the Knowledge of the Seller, threatened against the Seller or its Affiliates alleging any failure to so comply.

This Section 2.17 constitutes the Seller’s sole and exclusive representations regarding employment matters.
2.18    Employee Benefits.

(a)Except as set forth in Section 2.18(a) of the Disclosure Schedule, neither the Seller nor any of its ERISA Affiliates maintains, contributes to or has any Liability, or has ever maintained, contributed to or had any Liability with respect to (i) an Employee Benefit Plan which is subject to Sections 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA or (ii) a multiemployer plan as defined in Section 3(37) of ERISA. This Section 2.18 constitutes the Seller’s sole and exclusive representations regarding employee benefit matters.

(b)Except as set forth in Section 2.18(b) of the Disclosure Schedule, to Seller’s Knowledge (i) as of Closing, there are no Employee Liabilities that, individually or in the aggregate, exceed $50,000, and (ii) neither Seller nor any of its Affiliates have any agreements with any of the Transferred Employees.

2.19    No Brokers or Finders.

Except as set forth in Section 2.19 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Seller to enter into this Agreement, the Purchaser, hereby represents and warrants that the statements set forth below in this Article III are true and correct as of the date hereof, except as set forth in the correspondingly numbered Section in the Disclosure Schedule:
3.1    Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.2    Execution and Delivery. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes, and upon the execution and delivery by the Purchaser of the Transaction Documents to which it is a party, the Transaction Documents will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, assuming valid execution and delivery of this Agreement and the Transaction Documents by the Seller thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.

3.3    Authority. The Purchaser has full power and authority to conduct the business thereof as and to the extent now conducted and to own, use and lease their Assets and Properties. The Purchaser is duly qualified, licensed or admitted to do business and is in good standing in the State of Texas.

3.4    No Conflicts. The execution and delivery by the Purchaser of this Agreement and the Transaction Documents, the performance of its obligations under this Agreement and such Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Purchaser;

(b)conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its Assets or Properties, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; or

(c)except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice, or lapse of time or both) a default under, (iii) require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Purchaser or any of its respective Assets or Properties under any Contract or License to which the Purchaser is a party or by which any of the Purchaser’s Assets or Properties is bound.

3.5    Governmental Approvals and Filing. Except for such filings as may be required under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Purchaser is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby if the failure to make or obtain the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

3.6    Sufficiency of Funds. The Purchaser has sufficient cash on hand or other sources of immediately available funds to (a) pay the Purchase Price and any other expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated herein, and (b) satisfy all other costs and expenses arising in connection herewith and therewith, in each case without encumbrance or delay.

3.7    Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of the Purchaser, threatened against, relating to or affecting the Purchaser. There are no Orders outstanding against the Purchaser that would prohibit or affect the consummation of the transactions contemplated herein.

3.8    Solvency. The Purchaser (a) is solvent, (b) will not become insolvent as a result of the transactions contemplated by this Agreement, (c) is capable of paying its debts as they mature, and (d) will remain capable of repaying its debts as they mature after effecting such transactions.

3.9    No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

3.10    Independent Investigation.  The Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies and assets such as the purchase of the Purchased Assets as contemplated hereunder.  The Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Purchaser acknowledges that the Seller has given the Purchaser such access to the key employees, documents and facilities of the Business as the Purchaser, in its sole discretion, has determined to be necessary or desirable for purposes of the Purchaser’s evaluation, negotiation and implementation of the transactions contemplated hereby.  The Purchaser agrees that at the Closing, it shall accept the Purchased Assets and Assumed Liabilities in the condition they are in based upon the Purchaser’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Seller, except as expressly set forth in this Agreement or the Transaction Documents.

ARTICLE IV
COVENANTS

4.1    Confidentiality. After the date hereof, the Confidentiality Agreement shall remain in effect in accordance with its terms. The Purchaser acknowledges that it is bound by the terms of the Confidentiality Agreement.

4.2    Cooperation by the Parties.

(a)Access to Records Prior to Closing. From the date hereof until the Closing, the Seller shall provide the Purchaser with reasonable access, upon reasonable prior notice and during normal business hours, to the Purchased Assets, Assigned Books and Records, and representatives of the Seller who have significant responsibility in connection with the Business, but only to the extent that such access (i) does not unreasonably interfere with the Seller’s business or the safe commercial operations of the Business, and (ii) is reasonably related to the Purchaser’s obligations and rights hereunder; provided, however, that (A) the Seller shall have the right to have a representative of the Seller or its Affiliates present for any communication with the Seller’s representatives; (B) the Purchaser shall, and shall cause its representatives to, observe and comply with all material health, safety, and security requirements of the Seller; and (C)  neither the Purchaser nor any of its Affiliates or representatives, shall conduct any environmental site assessment with respect to any of the Purchased Assets without the prior written consent of the Seller (which may be provided or withheld in the Seller’s sole discretion) and without ongoing consultation with the Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). Notwithstanding the foregoing, the Purchaser shall not have any right of access to, and none of the Seller or any of its Affiliates shall have any obligation to provide any information, the disclosure of which (1) would reasonably be expected to jeopardize any privilege (including attorney-client privilege) available to the Seller or any of its Affiliates, (2) would cause the Seller or its Affiliates to breach any fiduciary duty or Contract to which they are a party, or (3) would result in a violation of Law. Except as provided in Section 4.2(b), this Section 4.2 shall not in any way be deemed to provide the Purchaser with authority or permission to contact any customers, suppliers, and other third parties related to the Business without the express written consent of the Seller. The Purchaser shall indemnify, defend and hold harmless the Seller, and its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses attributable to personal injury, death or physical or other property damage, or violation of the Seller’s or its respective Affiliate’s or any third Person operator’s rules, regulations or operating policies, to the extent arising out of, resulting from or relating to examinations or inspections made by the Purchaser or its representatives pursuant to this Section 4.2(a).

(b)Communications with the Port. The Parties acknowledge and agree that the Purchaser may communicate with the Port as reasonably necessary regarding any Real Property Leases, Assigned Contracts or Assigned Easements to which the Port is a party; provided, however, that the Purchaser shall include the Seller (and provide copies to the Seller to the extent applicable) in all communications with the Port, whether electronic, written or verbal. The Purchaser shall provide reasonable notice to the Seller of any meetings or discussions between the Purchaser (or any of its Affiliates) and the Port, including a reasonably detailed description of the topics to be discussed at such meeting or discussion, and the Purchaser shall obtain the prior written consent of the Seller, which shall not be unreasonably be withheld, to have each such meeting or discussion with the Port. The Purchaser shall provide the Seller with the opportunity, which may be waived by the Seller in writing, to attend or participate in any meeting or discussion between the Purchaser (or any of its Affiliates) and the Port.

(c)Access to Records After Closing. The Parties acknowledge and agree that after the Closing, the Parties hereto or their respective Affiliates or successors may need access to information or documents related to the Purchased Assets or Assumed Liabilities that are in the control or possession of the other Party for the purpose of preparing or filing Tax Returns or other documents, reports or information required to be filed with Governmental or Regulatory Authorities and relating to periods before Closing with respect to the Business. The Parties shall reasonably cooperate in connection with, and, during normal business hours, make available for inspection and copying by, the requesting Party or its successors or representatives, upon prior written request and at their sole cost and expense, such records and files related to the Purchased Assets and Assumed Liabilities as reasonably necessary to facilitate the purposes of the preceding sentence.

(d)Cooperation with respect to Receivable and Payables.

(i)From and after Closing, the Parties shall use their commercially reasonable best efforts from and after Closing to cooperate with each other to (A) bill, collect and pay the Pre-Closing Receivables and Pre-Closing Payables in the ordinary course of business, consistent with past practices, (B) in good faith determine which portion of the trade accounts receivable or trade accounts payables relating solely to the Business constitute Pre-Closing Receivables and Pre-Closing Payables (to the extent any bills for such trade accounts receivable or trade accounts payables relating solely to the Business cover a period of time both before and after the Closing), and (C) to provide each other with reasonable supporting documentation relating thereto.

(ii)From and after the Closing Date, if the Seller or any of its respective Affiliates receives or collects any trade accounts receivable relating solely to the Business that are not Pre-Closing Receivables, the Seller shall remit such funds to the Purchaser within 30 days after its receipt thereof. From and after the Closing Date, if Purchaser or its Affiliates receives or collects any funds relating to any Pre-Closing Receivables, the Purchaser shall remit any such funds to Seller within 30 days after its receipt thereof.

(iii)From and after Closing, the Purchaser shall promptly reimburse the Seller for any trade accounts payables of the Business (other than the Pre-Closing Payables) paid by the Seller or its Affiliates, and the Seller shall promptly reimburse the Purchaser for any Pre-Closing Payables paid by the Purchaser or its Affiliates.

(e)Cooperation with Respect to Examinations and Controversies. The Purchaser and the Seller shall use all reasonable efforts to cooperate with each other and their respective representatives, in a prompt and timely manner, in conjunction with any inquiry, audit, examination, investigation, dispute or litigation involving any Tax Return relating to the Purchased Assets and relating to any federal, state or local Taxes (i) filed or required to be filed by or for the Seller for any Pre-Closing Tax Period, or (ii) filed or required to be filed by or for the Purchaser for any Post-Closing Tax Period (collectively, the “Tax Disputes”). Notwithstanding anything to the contrary herein, the Seller shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances prior to the Closing, and the Purchaser shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances after the Closing. Such cooperation shall include, but not be limited to, making available to one another during normal business hours, and within ten (10) days of any reasonable request therefor, all Books and Records and information, and the assistance of any officers and employees, reasonably required in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter. The Parties hereto agree to conduct any investigation or examination hereunder without causing any material interference or disruption of the operations of the business of any other Party hereto or their Affiliates. The Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Taxes for all Pre-Closing Tax Periods. The Purchaser will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Taxes for all Straddle Periods.

4.3    Transferred Employees.

(a)No later than five (5) Business Days prior to the Closing, the Purchaser (or one of its Affiliates) shall offer employment, effective as of the Closing (the “Hire Date”), to each of the employees listed in Schedule 4.3 (the “Business Employees”). Each Business Employee who accepts the Purchaser’s written offer of employment and commences employment with the Purchaser or its designated Affiliate as of the Hire Date shall be referred to herein as a “Transferred Employee.” On the Closing Date, the Seller shall pay, or cause to be paid, to the Transferred Employees (i) all earned wages or salaries that relate to periods prior to the Closing Date, and (ii) all vacation or other paid time off days that each such Transferred Employee has accrued, but not used, as of the date hereof (“Pre-Closing Wages/Vacation”).

(b)During the period commencing at the Hire Date and ending on the date that is the earlier of twelve (12) months from the Hire Date or the date of the Transferred Employee’s separation from employment with the Purchaser or one of its Affiliates for any reason, the Purchaser (or one of its Affiliates) shall provide Transferred Employees with: (i) base salaries or hourly wages that are no less favorable than the base salaries or hourly wages provided by MRMC to such Transferred Employees immediately prior to the Closing Date; (ii) target bonus opportunities that are substantially similar in the aggregate to the target bonus opportunities of such Transferred Employees immediately prior to the Closing Date; and (iii) retirement and welfare benefits that are, in the aggregate, substantially similar, in the aggregate, to the retirement and welfare benefits (other than defined benefit pension benefits, post-retirement health or medical or life insurance benefits, equity-based compensation and non-qualified or supplemental retirement or deferred compensation arrangements) provided by MRMC to such Transferred Employees immediately prior to the Closing Date.

(c)If the Purchaser terminates the employment of a Transferred Employee who has accepted employment with the Purchaser, other than for Cause, within the one (1) year period following the Hire Date, the Purchaser shall pay to such Transferred Employee, a severance amount equivalent to the greater of: (i) (A) one (1) week’s salary for every full or partial year of service with the Seller (or MRMC) and Purchaser combined, with a minimum allowance of two (2) weeks and maximum of twenty-six (26) weeks, plus (B) one (1) week’s salary for every five (5) years over the age of forty (40), with a minimum of one (1) week if age forty (40), or (ii) the severance amount payable pursuant to the Purchaser’s then current severance policy. For purposes of this Section 4.3(c), “Cause” shall mean: (i) the indictment, conviction of, or plea of nolo contendere by the Transferred Employee to a felony or any crime involving moral turpitude or fraud that has adversely affected the Purchaser; (ii) conduct by the Transferred Employee which brings Purchaser into substantial public disgrace or disrepute; (iii) gross negligence or willful misconduct by the Transferred Employee in providing the services required of such employee; or (iv) the violation of Purchaser’s drug policy.

(d)With respect to any Employee Benefit Plans, arrangements and employment‑related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by the Purchaser or its Affiliates (collectively, the “Purchaser Benefit Plans”) in which any Transferred Employee will participate effective as of the Hire Date, the Purchaser shall or shall cause the Purchaser to recognize the Transferred Employees’ respective years of service with MRMC and any predecessor employer as if such service were with the Purchaser for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting, and benefit accrual); provided, however, that (i) such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits for the same period of service, or (B) such service was not recognized under the corresponding Employee Benefit Plan in which such Transferred Employee participated prior to the Hire Date, and (ii) the Purchaser and its Affiliates shall not be required to recognize such service, other than for purposes of vesting, for benefit accrual purposes under any Purchaser Benefit Plan that is a pension plan.

(e)With respect to any employee benefit welfare plan maintained by the Purchaser or its Affiliates (collectively, “Purchaser Welfare Benefit Plans”) in which any Transferred Employee will participate effective as of the Hire Date, the Purchaser shall, or shall cause its applicable Affiliate to: (i) waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements, and any other restriction that would prevent immediate or full participation by any such Transferred Employee, and (ii) give effect to Claims incurred, amounts paid by and amounts reimbursed to Transferred Employees prior to the Hire Date when determining any deductible and maximum out-of-pocket limits under the Purchaser Welfare Benefit Plans.

(f)No later than the Closing Date, the Purchaser shall have in effect, or shall cause to be in effect, one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Purchaser’s 401(k) Plan”) that will provide benefits to Transferred Employees participating in the Martin 401(k) Plan (the “Seller’s 401(k) Plan”). Each Transferred Employee participating in the Seller’s 401(k) Plan immediately prior to the Closing Date shall become a participant in the Purchaser’s 401(k) Plan as of the Closing. The Purchaser agrees to cause the Purchaser’s 401(k) Plan to allow each Transferred Employee to make a “direct rollover” the Purchaser’s 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under the Seller’s 401(k) Plan if such direct rollover is elected in accordance with applicable Laws by such Transferred Employee.

(g)This Section 4.3 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.3. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 4.3 shall not create any right of any employee or any other Person to any continued employment with the Seller, the Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

4.4    WARN Obligation. To the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation”) arise with respect to any loss of employment by any employee of MRMC or its Affiliates in connection with or as a result of the transactions contemplated by this Agreement, whether on or after the Closing, the Purchaser shall be solely responsible for such WARN Obligation and any associated obligations.

4.5    HSR Act.

(a)Upon the terms and subject to the conditions of this Agreement, each Party hereto agrees to make any appropriate filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable and to supply as promptly as practicable and advisable to the appropriate Governmental or Regulatory Authorities any additional information and documentary material that may be requested, necessary, proper or advisable pursuant to the HSR Act. All filings under the HSR Act shall be made in substantial compliance with the requirements of the HSR Act. The Purchaser shall be solely responsible for the payment of any and all filing fees due under the HSR Act with respect to all antitrust filings. The Parties shall request early termination of the waiting period under the HSR Act.

(b)The Parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 4.5(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder. Each Party shall use its commercially reasonable best efforts to provide or cause to be provided promptly to the other Party all necessary information and assistance as any Governmental or Regulatory Authority may from time to time require in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration or termination of waiting periods in relation to these filings or in connection with any other review or investigation of the transactions contemplated by this Agreement and the Transaction Documents by a Governmental or Regulatory Authority. The Parties shall consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, in any written submission to, or, to the extent practicable, in any discussions with, any Governmental or Regulatory Authority. Each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental or Regulatory Authorities with respect to such filings. In addition, neither Party shall agree to participate in any substantive meeting or discussion with any Governmental or Regulatory Authority in respect of any filing, review, investigation or other inquiry related to the HSR Act and concerning this Agreement or any Transaction Document or the transactions contemplated hereby or thereby, or enter into any agreement with any Governmental or Regulatory Authority, including, without limitation, extending any antitrust waiting period, unless it consults with the other Party in advance, and to the extent permitted by such Governmental or Regulatory Authority, gives the other Party the opportunity to attend and participate thereat. Each Party shall keep the other Party apprised of the material content and status of any material communications with, and material communications from, any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement and the Transaction Documents, including promptly notifying the other Party of any material communication it receives from any Governmental or Regulatory Authority relating to any review or investigation of the transactions contemplated by this Agreement and the Transaction Documents under the HSR Act. The Parties shall, and shall cause their respective Affiliates to use their commercially reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Governmental or Regulatory Authority or members of its staff, on the other hand, with respect to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Laws; and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)The Parties shall, and shall cause each of its Affiliates to, use their reasonable best efforts to take any and all steps necessary to resolve any objections that a Governmental or Regulatory Authority may assert under the HSR Act and to avoid or eliminate each and every legal impediment under the HSR Act that may be asserted by any Governmental or Regulatory Authority or any third party so as to enable the Parties hereto to close the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, and in any event prior to the Outside Date; provided, however, notwithstanding the foregoing, neither Party shall be required to (i) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any Purchased Assets or (ii) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and the Transaction Documents. The Purchaser and the Seller shall each direct and control its own respective counsel in any action with respect to the foregoing and agree to consult and cooperate with each other with respect thereto prior to making dispositive motions or other material substantive filings or entering into negotiations, discussions or agreements with respect thereto. Purchaser and Seller shall each pay their own costs and expenses incurred in connection therewith.

4.6    Third Party Consents and Approvals.

(a)Efforts to Obtain Third Party Consents. In addition to HSR Approval, each of the Seller and the Purchaser shall (and shall each cause their respective Affiliates and representatives to) use its commercially reasonable best efforts to obtain the third-party consents, authorizations, approvals, and waivers with respect to the transactions contemplated by this Agreement that may be required (i) from Governmental and Regulatory Authorities with respect to the Assigned Licenses or otherwise and (ii) from parties to the Assigned Contracts, Real Property Leases, and the Assigned Easements (the “Third Party Consents”); provided, however, the Parties acknowledge and agree that only the Closing Consents are conditions to the Closing. Notwithstanding the foregoing in this Section 4.6, (i) the Seller and its Affiliates shall not be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable Third Party Consent and (ii) the Seller and its Affiliates shall not be required to guarantee or provide any credit support for the Purchaser’s or Business’ obligations after Closing. The Purchaser shall (and shall each cause its respective Affiliates and representatives to) use its commercially reasonable best efforts to assist the Seller in obtaining any Third Party Consents and to be released from all Liabilities under the Assigned Contracts, Assigned Licenses, Real Property Leases and Assigned Easements, including (i) providing to such third parties such financial information with respect to the Purchaser and its Affiliates as such third parties may reasonably request, (ii) providing any guarantees, credit support, security deposits or insurance requested by a third party in connection with obtaining a Third Party Consent and (iii) executing any documents, and agreeing to any obligations required by Law or reasonably requested by the third parties to any Assigned Contracts, Real Property Leases, Assigned Easements and Assigned Licenses with respect to the assignment and assumption of such Assigned Contracts, Real Property Leases, Assigned Easements and Assigned Licenses to and by the Purchaser, including but not limited to any documents expressly required by the terms of the Assigned Contracts, Real Property Leases, Assigned Easements and Assigned Licenses or by Law; provided, however, that if the Seller and its Affiliates are not released from all Liabilities under any Assigned Contract, Assigned License, Real Property Lease or Assigned Easement, the Seller shall still be entitled to indemnification from the Purchaser under Section 5.2 for any such Assumed Liabilities. In connection with obtaining the Third Party Consents, the Purchaser shall be required to pay fees and payments that are required to be paid to the applicable third party pursuant to the express terms of the applicable Assigned Contracts, Real Property Leases, Assigned Easements or Assigned Licenses or by Law.

(b)Non-Transferred Assets. If any Assigned Licenses, Assigned Contracts Assigned Easements or other Purchased Assets are not by their respective terms assignable to the Purchaser at the Closing to the extent that any applicable Third Party Consents are not obtained prior to Closing (each, a “Non-Transferred Asset”), the Seller and the Purchaser will use their commercially reasonable best efforts (but in no event shall the Seller be required to pay any amounts in connection therewith) to take such actions as may be possible without violation or breach of any such Non-Transferred Asset to effectively grant, as of Closing, the Purchaser the rights and economic benefits of such Non-Transferred Asset, which may include that the Seller pass through third party payments to the Purchaser (or its designee) in order to grant such economic benefits to the Purchaser. If the Seller provides such rights and benefits, the Purchaser shall assume all Liabilities thereunder as of Closing, and shall indemnify, defend and hold harmless the Seller, and its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses asserted against or suffered by them relating to, resulting from, or arising out of such Non-Transferred Asset.

4.7    Conduct of Business Prior to the Closing. Except as disclosed on Schedule 4.7, from the date hereof until the Closing, the Seller shall conduct the Business in the ordinary course of business consistent with past practices in all material respects. Without limiting the generality of the foregoing, except (i) as disclosed on Schedule 4.7, (ii) as required by applicable Laws, (iii) as expressly permitted by the terms of this Agreement (including the CCCT Tank Repairs) or (iv) as agreed in writing by the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller shall:

(a)refrain from amending the Organizational Documents of the Seller in a manner that would reasonably be expected to materially and adversely impact the Business or the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(b)except as it may relate to a Casualty Event or the CCCT Tank Repairs, maintain the properties and assets included in the Purchased Assets in a manner consistent with the past practices of the Business, in all material respects;

(c)refrain from incurring, assuming or guaranteeing any Indebtedness secured by Liens on Purchased Assets (other than Liens that will be terminated as of the Closing);

(d)refrain from (i) creating or otherwise incurring any Lien on any Purchased Asset other than Permitted Liens or Liens that will be terminated as of the Closing or (ii) entering into any Contract other than in the ordinary course of business for amounts less than $150,000;

(e)use its commercially reasonable efforts to preserve and maintain all Assigned Licenses required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(f)pay the debts, Taxes and other obligations of the Business incurred in the ordinary course of business and associated with the Purchased Assets;

(g)continue in full force and effect insurance policies that are in the aggregate materially consistent with the Insurance Policies set forth on Section 2.14 of the Disclosure Schedule, except as required by applicable Law;

(h)perform in all material respects, its obligations under all Assigned Contracts in a manner consistent with past practices of the Business; and

(i)maintain in all material respects the Assigned Books and Records in accordance with the past practices of the Business.

Notwithstanding the other provisions of this Section 4.7, from the date hereof until the Closing, the Seller may take commercially reasonable actions with respect to emergency situations; provided that the Seller must provide the Purchaser with prompt written notice of such actions taken.
4.8    Fulfillment of Conditions to Closing.
(a)Subject to the terms and conditions of this Agreement and applicable Law, each Party agrees to, and shall cause each of its Affiliates to, use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable (and in any event prior to the Outside Date), including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VI to be fully satisfied.

(b)The Parties shall not, and shall cause their respective Affiliates not to, take any action inconsistent with their obligations under this Agreement or, without prejudice to each Party’s rights under this Agreement or the other Transaction Documents, which would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or receipt of any required approvals from any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents.

4.9    Exclusivity.

(a)From the date hereof, until the earlier of the Closing Date or the termination of this Agreement, the Seller shall not, itself or through any of its Affiliates or any of its or their representatives, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) regarding offers to purchase any portion of the Business or the Purchased Assets, including through the disposition of assets, the sale of equity interests, merger or otherwise, where the Business or Purchased Assets constitute a majority of the assets being purchased in such transaction.

(b)In addition to the other obligations under this Section 4.9, the Seller shall promptly advise the Purchaser orally and in writing if an Acquisition Proposal has been made to Seller (unless prohibited to do so by Contract), but will not be required to supply any other information regarding an Acquisition Proposal or the identity of the Person making the same.

(c)The Seller agrees that the rights and remedies for noncompliance with this Section 4.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to Purchaser.

4.10    Public Announcements. The Parties shall use commercially reasonable efforts to consult with each other prior to issuing any public statement or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such public statement or press release prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such public statement or press release, such announcement or statement may be required by The Nasdaq Global Select Market, the New York Stock Exchange, the Securities and Exchange Commission or by Law or any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its commercially reasonable best efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner, and content of disclosure.

4.11    Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment, and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
4.12    Preservation of Books and Records. In order to facilitate the resolution of any Claims made against or incurred by the Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, the Purchaser shall retain the Assigned Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Business, and, upon reasonable notice, afford the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Books and Records.

4.13    Schedule Updates. From the date hereof until the Closing, the Seller shall update the Disclosures Schedules (including any schedules referenced in Article II) as necessary to supplement or amend the Disclosure Schedule (including the addition of schedules that are responsive to the representations and warranties contained herein but for which no schedule is contemplated as of the date hereof), in each case to reflect matters first occurring or discovered or initially arising following the date hereof that, if existing or known as of the date hereof, would have been required to be set forth in the Disclosure Schedule (such updates, the “Schedule Updates”). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VI have been fulfilled, the Disclosure Schedules shall be deemed to include the Schedule Updates; provided however, for purposes of Article V, the Disclosure Schedules shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude all information contained in the Schedule Updates.

4.14    Seller Names. Within thirty (30) Business Days of the Closing Date, the Purchaser shall completely remove and cause its Affiliates to completely remove the name “Martin,” “Martin Operating Partnership,” “Martin Midstream” or anything similar thereto from all of the Purchased Assets, in any form or medium. If the Purchaser or its Affiliates fail to complete such removal timely, the Seller shall each have the right to remove the same, and, in such event, the Purchaser shall reimburse the Seller for all costs and expenses incurred by the Seller in doing so; provided, further, that the Purchaser shall indemnify defend and hold the Seller harmless for, from and against any and all claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) arising out of any misuse by the Purchaser of the mark “Martin,” “Martin Operating Partnership,” “Martin Midstream” or anything confusingly similar thereto on or after the Closing Date.

4.15    Easement Survey. As promptly as practicable after the Effective Date, Seller shall, at its expense, use commercially reasonable efforts to cause a current survey to be done of the Assigned Easements and any improvements located thereon (the “Assigned Easements Survey”), dated subsequent to the Effective Date and prepared by a registered professional engineer in accordance with the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys.  Seller shall furnish a copy of the Assigned Easements Survey to Purchaser.  Seller shall then update Schedule 1.1(a)(ii) and Sections 2.4 and Section 2.5 of the Disclosure Schedule based on such Assigned Easements Survey, such that the Assigned Easements shall only cover the Docklines.

ARTICLE V
INDEMNIFICATION

5.1    Indemnification by the Seller. Subject to the terms and conditions of this Article V, from and after the Closing Date, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective managers, directors, officers, members, shareholders, employees and agents (the “Purchaser Indemnitees”) from and against, and shall reimburse the Purchaser Indemnitees for, any and all Losses paid, imposed on, asserted against or incurred by the Purchaser Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, the following:

(a)any breach of or inaccuracy in any representation or warranty on the part of the Seller under this Agreement (including the Disclosure Schedule) or any Transaction Document furnished or to be furnished to the Purchaser by the Seller;

(b)any breach or non-fulfillment of any covenant or agreement on the part of the Seller under this Agreement or any Transaction Document;

(c)any Excluded Liability or any Excluded Asset; and

(d)any Unknown Pre-Closing Environmental Liability.

5.2    Indemnification by the Purchaser. Subject to the terms and conditions of this Article V, from and after the Closing Date, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates (including MRMC) and their respective managers, directors, officers, members, shareholders, employees and agents (the “Seller Indemnitees”) from and against, and shall reimburse the

Seller Indemnitees for, any and all Losses, paid, imposed on, asserted against or incurred by the Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, the following:

(a)any breach of or inaccuracy in any representation or warranty on the part of the Purchaser under this Agreement (including the Disclosure Schedule) or any Transaction Document furnished or to be furnished to the Seller by the Purchaser;

(b)any breach or non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or any Transaction Documents; and

(c)the Assumed Liabilities, except to the extent they constitute Unknown Pre-Closing Environmental Liabilities that are subject to indemnification by Seller pursuant to a valid claim under Section 5.1(d), or any Liabilities arising out of or relating to the ownership or operation of the Business or the Purchased Assets from and after Closing.

5.3    Procedures for Indemnification.

(a)If there occurs a Loss that either Party asserts is indemnifiable pursuant to Section 5.1 or 5.2, the Party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other Party or Parties obligated to provide indemnification (the “Indemnifying Party”); provided, that the failure of any Indemnitee to give prompt notice as provided in this Section 5.3 shall not relieve the Indemnifying Party of its obligations under Article V except and only to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such Action or Proceeding shall be brought against any Indemnitee and the Indemnitee shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. The Indemnifying Party agrees to afford the Indemnitee and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental or Regulatory Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, consent to the entry of a judgment (which shall not be unreasonably withheld, conditioned or delayed), settle any Claim or consent to the entry of a judgment on any terms other than the payment of money for which the Indemnifying Party is wholly liable.

(b)Upon receipt of a Notice of Claim, the Indemnifying Party shall have twenty (20) calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by providing written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such 20-day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due to the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such 20-day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.

(c)If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.

(d)The Indemnifying Party shall make any payment required to be made under this Article V in cash and on demand.

5.4    Survival.

(a)The liability of the Seller for its indemnification obligations arising under Section 5.1(a) and Section 5.1(d) shall be limited to Claims for which a Purchaser Indemnitee delivers written notice to the Seller on or before the one (1) year anniversary of the Closing Date; provided, however, that any indemnification obligation relating to (i) Sections 2.1, 2.2, 2.3 and 2.19 shall not be limited as to time; and (ii) Section 2.7 shall be limited to claims for which a Purchaser Indemnitee delivers written notice to the Seller on or before the expiration of the applicable statute of limitations plus sixty (60) days. The liability of the Seller for its indemnification obligations arising under Section 5.1(b) shall be limited to Claims for which a Purchaser Indemnitee delivers written notice to the Seller (i) on or before the expiration of the applicable statute of limitations with respect to agreements and covenants to be performed after Closing and (ii) on or before the one (1) year anniversary of the Closing Date, with respect to agreements and covenants to be performed prior to or at Closing. The liability of the Seller for its indemnification obligations arising under Section 5.1(c) shall be limited to Claims for which a Purchaser Indemnitee delivers written notice to the Seller on or before the three (3) year anniversary of the Closing Date.

(b)The liability of the Purchaser for its indemnification obligations arising under Section 5.2(a) shall be limited to Claims for which a Seller Indemnitee delivers written notice to the Purchaser on or before the one (1) year anniversary of the Closing Date; provided, however, that any indemnification obligation relating to Sections 3.1, 3.2, 3.3, and 3.9 shall not be limited as to time. The liability of the Purchaser for its indemnification obligations arising under Section 5.2(c) shall not be limited as to time. The liability of the Purchaser for its indemnification obligations arising under Section 5.2(b) shall be limited to Claims for which a Seller Indemnitee delivers written notice to the Purchaser (i) on or before the expiration of the applicable statute of limitations with respect to agreements and covenants to be performed after Closing and (ii) on or before the one (1) year anniversary of the Closing Date, with respect to agreements and covenants to be performed prior to or at Closing.

(c)All representations, warranties, covenants and agreements contained in this Agreement shall survive for the applicable period required above.

5.5    Limitations on Indemnification. None of the Purchaser Indemnitees shall be entitled to assert any right to indemnification under Section 5.1 with respect to a Claim or series of related Claims if such Claim or series of related Claims arise out of the same or similar facts or circumstances, where the Losses related thereto are less than $55,000 (each, a “De Minimis Loss”).  The Seller shall not have any liability with respect to, or obligation to indemnify for, Losses under Article V hereof unless the aggregate amount of Losses (not including any De Minimis Losses) for which the Seller  would, but for the provisions of this Section 5.5, be liable exceeds, on an aggregate basis, $1,070,000 (the “Deductible”), it being agreed that in such event, the Seller’s obligations under Article V hereof will take the Deductible into account and the Purchaser Indemnitee will be entitled to receive only the amount of such Losses (not including any De Minimis Losses) in excess of the Deductible; provided, however, that neither the De Minimis Loss limitation nor the Deductible shall apply to Losses related to breaches of the Seller Fundamental Representations, Section 5.1(b) or Section 5.1(c) hereof. Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Seller under this Agreement, shall not exceed $8,025,000 (the “Cap”); provided, however, that the Cap shall not apply to any breaches asserted with respect to the Seller Fundamental Representations, in which case the maximum indemnification liability of the Seller shall not exceed the Purchase Price.

5.6    Inconsistent Provisions. The provisions of this Article V shall govern and control over any inconsistent provisions of this Agreement or the Transaction Documents.

5.7    SCOPE AND EXPRESS NEGLIGENCE AND STRICT LIABILITY.

(a)THE INDEMNITIES HEREIN ARE INDEPENDENT OF, AND WILL NOT BE LIMITED BY, EACH OTHER OR THE COMPARATIVE NEGLIGENCE LAWS OF THE STATE OF TEXAS.

(b)THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE V ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (SOLE, JOINT, CONCURRENT, COMPARATIVE, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY.

5.8    Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payments made pursuant to this Article V or otherwise pursuant to this Agreement as an adjustment to the Purchase Price for all income Tax purposes.

5.9    Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, the remedies available under this Article V, Section 1.7(a), Section 1.6(a)(ii), Section 4.2(a), Section 4.6(b) and Section 8.15 and under the Transition Services Agreement, Side Agreement and Guarantees, shall be the sole and exclusive remedies of the Parties for any and all Claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, the Business, or the Purchased Assets regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise, the Purchaser Indemnitees will have no other remedy or recourse with respect to any of the foregoing AND WITHOUT LIMITING THE

GENERALITY OF THE FOREGOING, THE PURCHASER HEREBY EXPRESSLY AGREES THAT THE PURCHASER SHALL NOT SEEK AND HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, RELEASES, DISCHARGES AND SHALL NOT SUE THE SELLER INDEMNITEES FOR, AND SHALL CAUSE ALL OTHER PURCHASER INDEMNITEES NOT TO SEEK, AND TO WAIVE, RELEASE, DISCHARGE, AND NOT SUE THE SELLER INDEMNITEES FOR, ANY RIGHTS, CLAIMS, CAUSES OF ACTION TO OR FOR INDEMNIFICATION, CONTRIBUTION, COST RECOVERY OR OTHER REMEDY OR RECOURSE (WHETHER ON THE BASIS OF A CLAIM SOUNDING IN TORT, CONTRACT, STATUTE, COMMON LAW OR OTHERWISE) DIRECTLY OR INDIRECTLY WITH RESPECT TO OR IN CONNECTION WITH OR ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, THE BUSINESS, OR THE PURCHASED ASSETS (INCLUDING, BUT NOT LIMITED TO, ANY LIABILITIES ARISING PURSUANT TO ENVIRONMENTAL LAWS) OUTSIDE OF THE PROVISIONS OF THIS ARTICLE V, Section 1.7(a), Section 4.2(a), Section 4.6(b) and Section 8.15 and the Transition Services Agreement, Side Agreement and Guarantees; provided, however, that this exclusivity shall not limit or apply to any rights or remedies available at law or in equity arising from Fraud.

5.10    Waiver of Certain Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, DIMINUTION IN VALUE, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 5.10 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE V FOR ANY SUCH DAMAGES TO THE EXTENT SUCH INDEMNITEE IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY (WHO IS NOT AN AFFILIATE OF A PARTY) IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE V.

5.11    Waiver of Other Representations.

(a)THE PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER THE SELLER NOR ANY OTHER PERSON MAKES, OR HAS MADE, AND THE SELLER HEREBY DISCLAIMS, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN RESPECT OF THE SELLER, THE BUSINESS OR ANY OF THE PURCHASED ASSETS, OR THE LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR OPERATIONS OF THE BUSINESS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE BUSINESS, AND, EXCEPT IN THE CASE OF FRAUD BY THE SELLER, ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)THE PURCHASER ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION AND OPERATIONS OF THE BUSINESS AND THE PURCHASED ASSETS AND HAS ASSESSED THE ASSUMED LIABILITIES IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND THE PURCHASER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION.

(c)EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN AND EXCEPT IN THE CASE OF FRAUD BY THE SELLER, THE PURCHASED ASSETS ARE BEING TRANSFERRED

“AS IS, WHERE IS, WITH ALL FAULTS,” AND THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), ASSUMED LIABILITIES, RISKS AND OTHER INCIDENTS OF THE BUSINESS.

5.12    Environmental Matters. Notwithstanding anything to the contrary set forth in Section 5.3, the conduct of any environmental investigation, remediation, or other response action or corrective work (and communication or negotiation with any Governmental or Regulatory Authority regarding same) (collectively “Response Actions”) with respect to any claimed Losses under Section 5.1 or relating to a breach of any representation or warranty pursuant to Section 2.15 or any Notice of Claim relating to the subject matter of such representation or warranty shall be subject to the following from and after Closing:

(a)the Seller and Purchaser agree that no Response Actions with respect to any claimed Losses shall be undertaken unless required by a Governmental or Regulatory Authority or Environmental Laws, as reasonably determined by such responding party, or as otherwise agreed to by the Parties;

(b)the Seller and the Purchaser agree to take all reasonable actions to avoid and minimize Losses that would otherwise be subject to indemnification under Section 5.1, including not causing, undertaking, soliciting or importuning any Governmental or Regulatory Authority to require any Response Actions unless affirmatively required to do so by Environmental Laws;

(c)subject to the foregoing, the Purchaser shall not conduct (or have conducted on its behalf) any Response Actions without first giving the Seller notice of such Response Action with reasonable detail at least sixty (60) days prior thereto (or such shorter period of time as shall be required by any Governmental or Regulatory Authority or as may be required by Environmental Laws or reasonably to minimize Losses). With respect to any Response Actions subject to the provisions of this Section 5.12, the Seller and the Purchaser agree to provide each other with copies of all reports submitted to the overseeing Governmental or Regulatory Authority and all results of sampling and analysis activities after such results have been subject to reasonably quality assurance and quality control;

(d)any Response Actions, whether conducted by the Purchaser or the Seller, for which the Seller may have responsibility shall be reasonable in extent and cost effective and shall be designed or implemented in such a manner as to achieve the least stringent risk-based closure or remediation standard applicable to the property in question under Environmental Laws, subject to the approval of any Governmental or Regulatory Authority with jurisdiction over such activities, and to the extent either party has legal capacity to do so, the Purchaser and the Seller agree to impose reasonable environmental deed or use restrictions that reduce the cost of any such remediation activities; provided that the same do not materially decrease the value of any property for the continued industrial use of such property as conducted at the time of Closing; and

(e)The Seller shall have no obligation to indemnify any Indemnitee under this Section 5.12 for any Losses resulting directly from (i) Response Actions taken in order to meet a more stringent cleanup standard (in comparison to the standard in effect as of the Closing Date) triggered by a change by any Indemnitee in land use from such use in effect as of the Closing Date, (ii) any exacerbation of or contribution to the conditions giving rise to  Response Actions by the Indemnitee, (iii) any or from a change of Law as in effect as of the Closing Date, or (iv) any non-compliance by the Purchaser with the terms of this Section 5.12.  For avoidance of doubt, in connection with any Response Actions required in connection with any such change in Law, if and to the extent Seller has indemnification obligations under this Article V, the Seller shall only be responsible for Losses to achieve the original standard in effect as of the Closing Date and the Purchaser Indemnitee shall be responsible for all incremental additional Losses, if any, necessary to achieve the more stringent standard.

5.13    Other Matters.

(a)From and after Closing, each Indemnitee shall make commercially reasonable efforts to mitigate any Losses that an Indemnitee asserts under this Article V. In the event that an Indemnitee shall fail to make such commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify any Indemnitee for any Losses that could reasonably be expected to have been avoided if the Indemnitee had made such efforts.

(b)The amount of any Losses for which indemnification is provided under this Article V shall be reduced by the present value of any net Tax Benefit realized or to be realized by the Indemnitee from the incurrence or payment of any such Losses. If the Indemnitee receives a Tax Benefit after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

6.1    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)HSR Approval shall have been duly obtained, made, or given and shall be in full force and effect;

(b)no injunction or restraining Order shall have been issued by any Governmental or Regulatory Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby; and

(c)the Closing Consents shall have been obtained.

6.2    Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Purchaser in its sole discretion):

(a)the representations and warranties of the Seller contained in this Agreement (other than the Seller Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the date hereof and on and as of the Closing Date as though made at each such date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that the Seller Fundamental Representations shall be true and correct in all material respects (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date;

(b)the Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Seller at or before the Closing;

(c)the Purchaser shall have received from the Seller at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Sections 6.2(a) and (b) has been satisfied (the “Seller’s Bring Down Certificate”); and

(d)the Seller shall have delivered, or caused to be delivered, each of the items set forth in Section 1.9(a).

6.3    Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Seller in its sole discretion):

(a)the representations and warranties of the Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) disregarding all qualifications contained herein relating to materiality or Purchaser Material Adverse Effect shall be true and correct, in each case on and as of the date hereof and as of the Closing Date as though made at each such date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; provided, that the Purchaser Fundamental Representations shall be true and correct in all material respects (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date;

(b)the Purchaser shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or before the Closing;

(c)the Seller shall have received from the Purchaser at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Sections 6.3(a) and (b) has been satisfied (the “Purchaser’s Bring Down Certificate”);

(d)the Purchaser shall have delivered, or caused to be delivered, each of the items set forth in Section 1.9(b); and

(e)if Closing occurs after March 31, 2017, the Seller shall have obtained approval and consent of the administrative agent and requisite lenders pursuant to the Credit Agreement (as defined in the Disclosure Schedules) to consummate the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE VII
TERMINATION

7.1    Right of Termination. Prior to Closing, this Agreement may be terminated at any time:

(a)by mutual written consent of the Parties;

(b)by the Seller or the Purchaser, if any court or other Governmental or Regulatory Authority shall have issued, enacted, entered, promulgated, or enforced any Law or issued any Order (in either case, that is final and non-appealable and that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting consummation of the material transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by the Seller:

(i)if the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 6.3 on or prior to the Outside Date (other than through failure of the Seller to comply with its obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the Seller (or any shorter period of time that remains between the date the Seller provides written notice of such violation or breach and the Outside Date);

(ii)if the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the Seller to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)by the Purchaser:

(i)if, the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 6.2 on or prior to the Outside Date (other than through failure of the Purchaser to comply with its obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the Purchaser (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and the Outside Date); or

(ii)if, the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the Purchaser to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(e)pursuant to the terms of Section 1.10.

7.2    Effect of Termination. If any Party terminates this Agreement pursuant to this Article VII, all obligations and Liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (a) nothing herein shall relieve any Party from Liability for any material breach of any representation, warranty, covenant, or agreement in this Agreement prior to the date of termination and (b) the terms of Section 4.1, Section 4.2(a), this Section 7.2, and Article VIII shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS
8.1    Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including, without limitation, the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be borne by the Purchaser, in the case of costs and expenses incurred by the Purchaser, and by the Seller in the case of costs and expenses incurred by the Seller.

8.2    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) mailed, registered mail, first-class postage paid, (b) sent by overnight delivery service or other courier, (c) transmitted via facsimile, (d) transmitted by electronic mail, or (e) delivered by hand to the addresses, as the case may be, set forth below. Any notice shall be deemed to have been duly received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by facsimile transmission or electronic mail, when confirmation of receipt is received by sender, and (iv) if delivered by hand, on the date of receipt. The notice addresses and facsimile numbers of certain Parties are as follows:

(a)If to the Purchaser to:

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257
Attention: Mark Trexler, Vice President- Corporate Development
Email: mark.trexler@nustarenergy.com

with a copy to:

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257
Attention: Amy Perry, Senior Vice President, General Counsel & Corporate Secretary
Facsimile: (210) 918-5469
Email: amy.perry@nustarenergy.com

(b)If to the Seller to:

Martin Operating Partnership L.P.
4200 Stone Road
Kilgore, Texas 75662
Attention: Chris Booth
Facsimile: (903) 983-6262
Email: Chris.Booth@martinmlp.com

with a copy to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Kevin Peter
Facsimile: (713) 229-2666
Email: kpeter@lockelord.com

8.3    Amendments. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the Parties.

8.4    Disclosure Schedule. The Disclosure Schedule to this Agreement is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such Disclosure Schedule as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on the face of such disclosure. Additionally, the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule, that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, that such item actually constitutes noncompliance with, or a violation of, any Law, License or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business; furthermore, without limiting the generality of the foregoing, the mere inclusion of a Contract on Section 2.12 of the Disclosure Schedule does not mean that such Contract is a Material Contract. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedule, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

8.5    Waiver. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement or the

Transaction Documents shall be deemed or shall constitute a waiver of any other provision hereof or thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7    Nonassignability. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of all Parties.

8.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and permitted assigns, and, except as otherwise provided in Article V (but subject to Section 4.3(g)), nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

8.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

8.10    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES. EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE THE RIGHTS OR OBLIGATIONS OF ANY PARTY HERETO UNDER THIS AGREEMENT SHALL BE COMMENCED AND MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN HARRIS COUNTY, TEXAS, AND THAT ANY TEXAS STATE COURT SITTING IN HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS SITTING IN HARRIS COUNTY, TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY SUCH ACTION OR PROCEEDING BROUGHT BY ANY OF THE PARTIES HERETO. Each of the Parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 8.2 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any Action or Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE TO REQUEST OR DEMAND THAT ANY PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY.

8.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.

8.12    Entire Agreement. This Agreement and the exhibits hereto, the Disclosure Schedule, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties hereto and supersede all prior agreements and understandings, oral or written, among the Parties hereto with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

8.13    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or;” and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.14    Signing Deliveries.

(a)Simultaneous with the execution of this Agreement, the Parties acknowledge that the Seller and the Purchaser are executing and delivering a side agreement, which is attached hereto as Exhibit F (the “Side Agreement”).

(b)Simultaneous with the execution of this Agreement, the Parties acknowledge that (i) NuStar Energy L.P., a publicly traded Delaware limited partnership and the 100% indirect owner of the Purchaser, is executing and delivering to the Seller a guaranty, which is attached hereto as Exhibit G, guarantying the Purchaser’s obligations under this Agreement; and (ii) Martin Midstream Partners L.P., a publicly traded Delaware limited partnership and the 100% indirect owner of the Seller, is executing and delivering to the Purchaser a guaranty, which is attached hereto as Exhibit G, guarantying the Seller’s obligations under this Agreement (collectively, the “Guarantees”).

8.15    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

ARTICLE IX
DEFINITIONS

9.1    Definitions.

As used herein, the following terms have the meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 1.7(b).
“Acquisition Proposal” has the meaning set forth in Section 4.9(a).
“Actions or Proceedings” means any action, cause of action, suit, proceeding, arbitration, hearing, charge, complaint, demand, summons, subpoena or any investigation or audit of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or at equity, by, with or before any Governmental or Regulatory Authority or any arbitrator.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 1.7(b).
“Assets and/or Properties” means assets and/or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased, including, without limitation, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory and goods.
“Asset Taxes” means any ad valorem, property, excise, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental or Regulatory Authority in connection with such Taxes) based upon the operation or ownership of the Assets, but excluding, for the avoidance of doubt, any (a) income, capital gains, franchise, margin or similar Taxes and (b) Transfer Taxes.
“Assigned Books and Records” has the meaning set forth in Section 1.1(a)(v).
“Assigned Contracts” has the meaning set forth in Section 1.1(a)(vii).
“Assigned Easements” has the meaning in Section 1.1(a)(ii).
“Assigned Easements Assignment” has the meaning set forth in Section 1.9(a)(v).
“Assigned Licenses” has the meaning set forth in Section 1.1(a)(vi).
“Assumed Liabilities” has the meaning set forth in Section 1.3.
“Bill of Sale” has the meaning set forth in Section 1.9(a)(ii).
“Books and Records” means all documents instruments, papers, books and records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents, including, without limitation, copies of Contracts, Licenses, operating data and environmental studies and plans.

“Business” means the business of providing storage, transportation and terminal services for crude oil, condensates and refined products at the Terminals and Docks, along the Docklines and by use of the Public Docks; provided, however, the term “Business” shall not include the operation, use or ownership of the Excluded Easements or the Excluded Pipelines.
“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Texas are authorized or obligated to close.
“Business Employees” has the meaning set forth in Section 4.3(a).
“Cap” has the meaning set forth in Section 5.5.
“Casualty Event” has the meaning set forth in Section 1.10(a).
“Cause” has the meaning set forth in Section 4.3(c).
“CCCT Tank Repairs” means the maintenance, repair and replacement project described on Schedule 1.6(a)(i).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Claim” means any Action or Proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action or demand.
“Closing” has the meaning set forth in Section 1.8.
“Closing Consents” has the meaning set forth in Section 1.9(a)(vii).
“Closing Date” has the meaning set forth in Section 1.8.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality/Non-Disclosure Agreement, dated August 9, 2016, by and between NuStar Energy L.P. and MRMC.
“Contest Notice” has the meaning set forth in Section 5.3(b).
“Contract” means any agreement, lease or other contract or legally binding agreement (whether written or oral).
“De Minimis Loss” has the meaning in Section 5.5.
“Deductible” has the meaning in Section 5.5.
“Deed” has the meaning set forth in Section 1.9(a)(iii).
“Disclosure Schedule” means the disclosure schedules attached hereto and incorporated herein by reference of the Seller and the Purchaser as appropriate in the context and as referenced throughout this Agreement.
“Dock 15 Lease” has the meaning set forth in the Disclosure Schedules.

“Docklines” means the pipelines specifically defined as “Docklines” on Schedule 1.1(a)(iv).
“Easements” means the easements, servitudes, licenses, rights-of-way, permits, road and surface use agreements, and other similar interests in land.
“Employee Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan, and (e) each change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit agreement or plan.
“Employee Liabilities” has the meaning set forth in Section 1.3(f).
“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, Claim, notice of non-compliance or violation, proceeding, consent order or consent agreement by any Person relating in any way to any alleged violation of or Liability arising pursuant to an Environmental Law or any alleged violation of or Liability arising pursuant to an Environmental Permit.
“Environmental Laws” means any applicable federal, state or local law, statute, rule, regulation, or ordinance in effect on the date of this Agreement relating to the environment, human health or safety (as related to Hazardous Materials), pollution or other environmental degradation or Hazardous Materials, specifically including, without limitation, CERCLA 42 USC §9601 et seq., Resource Conservation and Recovery Act 42 USC 6901 et seq., Clean Air Act 42 USC § 7401 et seq., Clean Water Act 33 USCA § 1251 to 1387 and Toxic Substances Control Act 15 USCA § 2601 to 2695d.
“Environmental Liabilities” has the meaning set forth in Section 1.3.
“Environmental Permit” means any permit, approval, consent, identification number, certificate, registration, license or other authorization required under any Environmental Law.
“EPA” means the United States Environmental Protection Agency.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes a Person, or that is a member of the same “controlled group” as a Person pursuant to Section 4001(a)(14) of ERISA.
“Excluded Assets” has the meaning set forth in Section 1.2.
“Excluded Easements” has the meaning set forth in Section 1.2(j) of the Disclosure Schedule.
“Excluded Liabilities” has the meaning set forth in Section 1.4.
“Excluded Pipelines” has the meaning set forth in Section 1.2(j) of the Disclosure Schedule.
“Fee Property” has the meaning set forth in Section 1.1(a)(i).

“Fraud” means an intentional material misrepresentation of an existing fact made with actual knowledge of its falsity and for the purpose of inducing the other Person to act, and upon which the other Person relies with resulting injury or damage.
“GAAP” means United States generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
“Hazardous Materials” means any substances as defined or included in the definition of “hazardous wastes,” “hazardous materials,” “solid wastes,” “pollutant,” “contaminant,” “hazardous substances,” “extremely hazardous substances,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” “toxic chemicals” or “toxic pollutants” under any Environmental Law.
“Hire Date” has the meaning set forth in Section 4.3(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” means approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.
“Indebtedness” of any Person means any obligations of such Person, including (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments or under swaps, hedges or similar instruments, (c) under letters of credit (d) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), and (e) in the nature of guarantees of any other Person in respect of any of the foregoing. For purposes of clarity, the “Capital Recovery Payments” pursuant to the Dock 15 Lease do not constitute Indebtedness.
“Indemnifying Party” has the meaning set forth in Section 5.3(a).
“Indemnitee” has the meaning set forth in Section 5.3(a).
“Insurance Policies” has the meaning set forth in Section 2.14.
“Knowledge of the Seller,” “the Seller’s Knowledge,” “Known to the Seller,” or other like words mean the actual knowledge of Stephen W. Martin, Matt Yost, Pete Howard and Joel Harrington, without the obligation of investigation or inquiry.
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority and “Laws” includes, without limitation, all Environmental Laws.
“Lease Assignments” has the meaning set forth in Section 1.9(a)(iv).
“Leased Real Property” has the meaning set forth in Section 1.1(a)(iii).
“Liabilities” means all Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.
“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, Environmental Permits and similar consents granted or issued by any Governmental or Regulatory Authority and are associated with or necessary to operate the Purchased Assets in the manner they are currently operated.
“Liens” means any mortgage, pledge, security interest or lien.
“Loss” or “Losses” means any loss, damage, Liability, claim, demand, proceeding, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with, respect to compliance with the requirements of Environmental Law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.
“Material Adverse Effect” means any circumstance, event, occurrence, development, fact, condition or change that individually or in the aggregate, with all such other circumstances, events, occurrences, developments, facts, conditions or changes, is or would reasonably be expected to be materially adverse to (a) results of operations, financial condition, assets or liabilities of the Business as currently conducted, (b) the operation or condition of the Purchased Assets, or (c) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any circumstance, event, occurrence, development, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) effects of weather, meteorological events, or other natural disasters; (vii) any changes in applicable Laws or accounting rules, including GAAP; (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (ix) the acts or omissions of the Purchaser or its Affiliates.
“Material Contract” means individually, and “Material Contracts” means collectively, each of the following Contracts to which the Seller is a party and that solely relates to the ownership or operation of the Business: (i) any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $1,000,000 per annum; (ii) any Contract concerning a partnership, joint venture or similar business arrangement with any Person; (iii) any Contract under which any Indebtedness has been created, incurred, assumed or guaranteed; (iv) any Contract pursuant to which any Lien (other than Permitted Liens) has been granted or imposed on any of the Purchased Assets; (v) any Contract imposing noncompetition obligations on the Business; (vi) any Contract with any of Affiliate of the Seller; (vii) any Contract for the employment of any individual on a full time, part time, consulting or other basis with annual compensation in excess of $50,000 or providing for severance benefits or payments of any kind upon termination of employment of any individual; and (viii) any other Contract, the performance of which requires payment by or to the Seller of consideration in excess of $1,000,000 over the remainder of the term of such Contract, other than any Contract that is terminable by the Seller at will without material liability and on notice of 60 days or fewer. Material Contracts do not include Easements or the Real Property Leases.

“MRMC” means Martin Resource Management Corporation, a Texas corporation.
“Net TxDOT Cash” has the meaning set forth in Section 1.1(a)(xiii) of the Disclosure Schedule.
“Non-Transferred Asset” has the meaning set forth in Section 4.6(b).
“Notice of Claim” has the meaning set forth in Section 5.3(a).
“Notice of Liability” has the meaning set forth in Section 5.3(b).
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
“Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.
“Outside Date” means (a) March 31, 2017, unless, (b) if on March 30, 2017 the conditions to Closing set forth in Article VI have been fully satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, which conditions shall be capable of satisfaction), except for the condition to Closing set forth in Section 6.1(a), then the Outside Date shall automatically be extended to the earlier of (i) June 29, 2017 or (ii) the fifth (5th) Business Day after the date upon which the condition to Closing set forth in Section 6.1(a) is satisfied.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permitted Lien” means (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith, (b) liens in favor of landlords, carriers, warehousemen, mechanics, workmen and materialmen and statutory construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet due or that are being contested in good faith, (c) water rights or claims or title to water, whether or not shown by the public records, (d) any Lien created by the Purchaser, (e) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (f) zoning, building, entitlement and other land use regulations or restrictions and other rights reserved to or vested in any Governmental or Regulatory Authority to control or regulate any of the Assets or Properties of the Seller related to the Business in any manner, and all applicable Laws of any Governmental or Regulatory Authority, (g) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting in any material respect the current occupancy or use of, any of the Fee Property, Assigned Easements or Leased Real Property, (h) statutory Liens in favor of lessors and sublessors of Leased Real Property or Liens otherwise provided for in the Real Property Leases, (i) conditions in any License granted or issued by any Governmental or Regulatory Authority, (j) matters of title respecting the Fee Property as shown on the Purchaser’s title commitment, title policy or survey for the Fee Property, (k) Liens of public record as of the date hereof and (l) Liens listed on Schedule 9.1; provided, however, that the definition of “Permitted Lien” does not include any Lien that would prohibit, or interfere materially with, the current operation of the Business.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association, or Governmental or Regulatory Authority.
“Port” means the Port of Corpus Christi Authority of Nueces County, Texas.
“Post-Closing Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Closing Tax Period.
“Pre-Closing Payables” has the meaning set forth in Section 1.4(e).
“Pre-Closing Receivables” has the meaning set forth in Section 1.2(i).
“Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.
“Pre-Closing Wages/Vacation” has the meaning set forth in Section 4.3(a).
“Prepaid Asset Payment” has the meaning set forth in Section 1.6(b).
“Prepaid Assets” has the meaning set forth in Section 1.1(a)(viii).
“Public Docks” means those facilities that Martin Midstream Partners is granted use of pursuant to the Agreement of Frequent Users and the Port of Corpus Christi for Oil Docks 1 and 2, dated 2006.
“Purchased Assets” has the meaning set forth in Section 1.1(a).
“Purchase Price” has the meaning set forth in Section 1.5.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Benefit Plans” has the meaning set forth in Section 4.3(d).
“Purchaser Fundamental Representations” means the representation and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.9.
“Purchaser Indemnitees” has the meaning set forth in Section 5.1.
“Purchaser Material Adverse Effect” means any circumstance, event, occurrence, development, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate with all such other circumstances, events, occurrences, developments, facts, conditions and changes, materially adverse to (a) results of operations, financial condition, assets or liabilities of the Purchaser as currently conducted or (b) the ability of the Purchaser to consummate the transactions contemplated hereby on a timely basis.
“Purchaser’s 401(k) Plan” has the meaning set forth in Section 4.3(f).
“Purchaser’s Bring Down Certificate” has the meaning set forth in Section 6.3(c).
“Purchaser Welfare Benefit Plans” has the meaning set forth in Section 4.3(e).
“Real Property Lease” has the meaning in Section 1.1(a)(iii).

“Reimbursable Capital Expenditure Amount” has the meaning set forth in Section 1.6(a)(ii).
“Reimbursement Cap” has the meaning set forth in Section 1.6(a)(ii).
“Release” means the presence, release, issuance, disposal, discharge, dispersal, leaching or migration into the environment other than as authorized by all Environmental Laws and Environmental Permits.
“Response Actions” has the meaning set forth in Section 5.12.
“Retained Tax Liabilities” means any Liability of the Seller, or otherwise imposed on the Purchased Assets or the Business of the Seller attributable to a Pre-Closing Tax Period, in respect of any Tax, including without limitation any liability of the Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise, including any Taxes of the Seller arising in connection with the consummation of the transaction contemplated hereby, but excluding any Transfer Taxes and Asset Taxes to the extent such Taxes are specifically allocated to the Purchaser pursuant to Section 1.7.
“Schedule Updates” has the meaning set forth in Section 4.13.
“Seller” has the meaning set forth in the Preamble.
“Seller Fundamental Representations” means the representation and warranties set forth in Sections 2.1, 2.2, 2.3 and 2.19.
“Seller Indemnitees” has the meaning set forth in Section 5.2.
“Seller’s 401(k) Plan” has the meaning set forth in Section 4.3(f).
“Seller’s Bring Down Certificate” has the meaning set forth in Section 6.2(c).
“Side Agreement” has the meaning set forth in Section 8.14(a).
“Straddle Period” has the meaning set forth in Section 1.7(d).
“Tangible Property” has the meaning set forth in Section 1.1(a)(iv).
“Tax Benefit” has the meaning set forth in Section 5.13(b).
“Tax Disputes” has the meaning set forth in Section 4.2(e).
“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, import and other charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes or other governmental fees or other like assessments or charges of any kind whatsoever.
“Terminals and Docks” means the facilities located on the Fee Property and the Leased Real Property.
“Third Party Consents” has the meaning set forth in Section 4.6(a).
“Transaction Documents” means the Bill of Sale, the Deed, the Lease Assignments, the Assigned Easement Assignment and any other agreement, certificate or similar document to be executed and/or delivered pursuant to this Agreement and the transactions contemplated herein.
“Transfer Taxes” has the meaning set forth in Section 1.7(a).
“Transferred Employees” has the meaning set forth in Section 4.3(a).
“Transition Services Agreement” has the meaning set forth in Section 1.9(a)(x).
“Unknown Pre-Closing Environmental Liabilities” means any Environmental Liabilities that are not, or the basis of which is not, disclosed to or otherwise known to Purchaser (including those Environmental Liabilities that reasonably should have been known to Purchaser with the exercise of reasonable diligence) on or prior to the Closing and that constitute actual violations of requirements of Environmental Law as of the Closing Date.
“WARN Obligation” has the meaning set forth in Section 4.4.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

This Agreement has been duly executed and delivered by the Parties on the date first above written.
PURCHASER:

NUSTAR LOGISTICS, L.P.
By:     NuStar GP, Inc.

By:
Name:
Title:

SELLER:

MARTIN OPERATING PARTNERSHIP L.P.

By:    Martin Operating GP LLC, its general partner

By:    Martin Midstream Partners L.P., its sole member

By:    Martin Midstream GP LLC, its general partner

By:
Name:
Title: